Exhibit 2.1

EXECUTION VERSION

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

ASSET PURCHASE AGREEMENT

by and among

ORIGIN8, INC.,

WEYLAND TECH INC.,

PUSH HOLDINGS, INC.

and

CONVERSIONPOINT TECHNOLOGIES, INC.

DATED DECEMBER 16, 2019

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

EXHIBITS

Exhibit A	-	Definitions
Exhibit 1.2(c)	-	Excluded Contracts
Exhibit 1.2(g)	-	Excluded Assets
Exhibit 1.3(b)	-	Current Liabilities
Exhibit 1.4(k)	-	Specifically Excluded Liabilities
Exhibit 2.3(b)	-	Holdback Milestones
Exhibit 2.5	-	Transaction Consideration Allocation
Exhibit 5.10(d)	-	Form of Irrevocable Transfer Agent Letter
Exhibit 6.7(A)	-	Form of Estoppel and Consent Certificate
Exhibit 6.7(B)	-	Leased Real Property
Exhibit 8.2(a)	-	Form of Bill of Sale
Exhibit 8.2(b)	-	Form of Assumption Agreement
Exhibit 8.2(e)	-	Form of Employment Agreement
Exhibit 8.2(f)	-	Escrow Agreement
Exhibit 8.3(f)	-	Management Bonus Plan
Exhibit 10.1	-	Indemnification Matters

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of December 16, 2019, by and among Weyland Tech Inc., a Delaware corporation (the “Parent”), Origin8, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (the “Purchaser”), on the one hand, and Push Holdings, Inc., a Delaware corporation (the “Seller”), and ConversionPoint Technologies, Inc., a Delaware corporation and the Seller’s sole stockholder (the “Sole Stockholder”), on the other hand. The Parent, the Purchaser, the Seller and the Sole Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” For purposes of this Agreement, the terms contained in Exhibit A shall have the respective meanings set forth therein.

RECITALS

Whereas, the Seller is engaged in the business of a direct-to-consumer online marketing organization (the “Business”);

Whereas, the Sole Stockholder owns 100% of the issued and outstanding capital stock and other equity securities of the Seller;

Whereas, the Parent owns 100% of the issued and outstanding capital stock and other equity securities of the Purchaser;

Whereas, the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller, substantially all of the assets used or held for use by the Seller in the conduct of its business, on the terms and subject to the conditions set forth herein; and

Whereas, the Purchaser, in connection with such purchase, desires to assume certain liabilities and obligations of the Seller, as more specifically set forth herein.

Now, Therefore, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I
PURCHASE AND SALE OF ASSETS

Section 1.1 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, the Seller shall sell, assign, convey, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of Seller’s right, title and interest in and to, except for the Excluded Assets, all of its assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether or not carried on the books of the Seller, and wherever situated, in existence on the date hereof and any additions thereto on or before the Closing (such assets, properties and rights being referred to as the “Purchased Assets”), free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets shall include, without limitation, the Seller’s right, title and interest in and to the following assets, properties and rights:

(a) all inventory, including finished goods, supplies, raw materials, works in progress, spare, replacement and component parts, and other inventory property owned by Seller;

(b) cash, cash equivalents and marketable securities;

(c) all security and other deposits, advances, performance and other bonds, pre-paid expenses and credits and deferred charges;

(d) all fixed assets, tangible personal property, vehicles, equipment, machinery, tools, furnishings, computer hardware and fixtures;

(e) the Assumed Contracts;

(f) the Leased Real Property and all licenses, permits, approvals, easements and other rights relating thereto (to which Seller has rights under the applicable lease);

(g) the Seller Intellectual Property;

(h) the Receivables, the proceeds thereof, and any security therefor;

(i) all general intangibles used by or useful to the Seller’s business including without limitation all causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise;

(j) all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights;

(k) all Governmental Authorizations, including those set forth in Section 3.14(b) of the Seller Disclosure Schedule;

(l) all ownership interests in any Subsidiary;

(m) ownership, interest and other rights in any co-operative organization or franchise organization of which the Seller is a member, including any rebates or other amounts due from such cooperative organizations or franchise organizations;

(n) insurance proceeds and insurance awards receivable with respect to any of the Purchased Assets which arise from or relate to events occurring prior to the Closing;

(o) information, files, correspondence, records, data, plans, reports and recorded knowledge, including customer, supplier, price and mailing lists, and all accounting or other books and records of the Seller in whatever media retained or stored, including computer programs, software, hardware, firmware and tapes; and

(p) the rights to the Syndigo Escrow;

(q) all other assets, properties, rights and claims related to the operations or the conduct of the Seller’s business or which arise in or from the conduct thereof.

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any liability or obligation related to the Purchased Assets unless the Purchaser expressly assumes such liability or obligation pursuant to Section 1.3(b).

Section 1.2 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Purchased Assets shall not include the Seller’s right, title or interest in and to the following assets, properties or rights (collectively, the “Excluded Assets”):

(a) ownership and other rights with respect to the Seller Benefit Plans and the ERISA Affiliate Plans;

(b) the Seller Constituent Documents, corporate seal and any books and records that the Seller is required by applicable Laws to retain; provided, however, that the Purchaser shall have the right to make copies of any portions of such retained books and records;

(c) the Contracts set forth on Exhibit 1.2(c);

(d) the rights that accrue to the Seller hereunder or under the Seller Related Agreements;

(e) insurance policies (and any cash or surrender value thereon); and

(f) inventory that has been transferred or disposed of by the Seller prior to Closing in the ordinary course of business, consistent with past practice, without violation of this Agreement.

Section 1.3 Assumption of Assumed Liabilities.

(a) Except as provided in Section 1.3(b), the Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of the Seller whatsoever, whether known or unknown, disclosed or undisclosed, accrued or hereafter arising, absolute or contingent, and the Seller shall retain responsibility for all such liabilities and obligations.

(b) Effective as of the Closing, the Purchaser shall assume the following liabilities and obligations of the Seller (collectively, the “Assumed Liabilities”):

(i) the obligations of the Seller under each Assumed Contract, except to the extent such obligations are required to be performed prior to the Closing, or accrue and relate to the operation of the Seller’s business prior to the Closing; provided, however, that the Purchaser does not assume any liabilities or obligations resulting from, arising out of, relating to or caused by any breach of contract, breach of warranty, tort, infringement, violation of any applicable Laws or environmental matters, including without limitation those arising under any and all applicable environmental, health and safety Laws occurring before the Closing, or any damages to third parties resulting from acts, events or omissions occurring prior to the Closing except to the extent resulting from the Purchaser’s or Parent’s acts or omissions following the Closing.

(ii) any trade account payable (except for any trade account payable owed to the Sole Stockholder or any Affiliate of the Seller or the Sole Stockholder) reflected on the Unaudited Interim Balance Sheet which remains unpaid as of the Closing; and

(iii) the current liabilities of the Seller as of the Closing;

(iv) any Closing Date Indebtedness included in the Closing Date Cash Balance and Indebtedness Statement, to the extent it does not exceed the Closing Date Indebtedness Threshold;

(v) all other liabilities of the Seller, except for the Specifically Excluded Liabilities.

Section 1.4 Specifically Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 1.3(a), the Assumed Liabilities shall not include, and in no event shall the Purchaser assume, agree to pay, discharge or satisfy any liability or obligation hereunder or otherwise have any responsibility for any liability or obligation of the Seller (together with all other liabilities that are not Assumed Liabilities, the “Specifically Excluded Liabilities”):

(a) relating to any liability or obligation (including accounts payable) owed to the Sole Stockholder or any Affiliate of the Seller or the Sole Stockholder (other than accrued salary, wages, commissions or bonuses for the then-current payroll period existing as of the end of the payroll period ending immediately prior to the Closing);

(b) for any Taxes with respect to any period prior to the Closing;

(c) for any Closing Date Indebtedness, to the extent the Closing Date Indebtedness exceeds the Closing Date Indebtedness Threshold;

(d) relating to guarantees of any indebtedness of any Person, except for any personal guarantees of credit card, loans or other obligations of Seller, as reflected in Section 3.13(a) of the Seller Disclosure Schedule;

(e) relating to, resulting from, or arising out of, (i) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings or (ii) claims based on violations of Law (including any Environmental Law, workers’ compensation, employment practices or health and safety matters), breach of Contract, or any other actual or alleged failure of the Seller to perform any obligation (under any Law, Governmental Authorization or Contract), in each case arising out of, or relating to, (A) acts or omissions that shall have occurred, (B) services performed or products sold, (C) the ownership or use of the Purchased Assets, or (D) the operation of the Seller’s business, prior to the Closing;

(f) pertaining to any Excluded Asset;

(g) relating to, resulting from, or arising out of, any former operation of the Seller that has been discontinued or disposed of prior to the Closing;

(h) relating to, resulting from or arising out of any Seller Benefit Plan or ERISA Affiliate Plan;

(i) relating to, resulting from or arising out of the pre-Closing employment, engagement or termination by the Seller of any current or former employees, directors or consultants;

(j) relating to any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Seller incurred in connection with the negotiation, preparation and execution of the transactions contemplated hereby, except for 50% of the fees due to Bridgewater Capital Corporation pursuant to the Advisory Agreement dated September 19, 2019, entered into between Sole Stockholder and Bridgewater Capital Corporation (the “Bridgewater Agreement”); or

(k) set forth on Exhibit 1.4(k).

The Specifically Excluded Liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

Article II
TRANSACTION CONSIDERATION; ADJUSTMENTS; ALLOCATIONS

Section 2.1 Transaction Consideration. Subject to adjustment pursuant to Section 2.4, the aggregate consideration for the Purchased Assets will be comprised of the following (the “Transaction Consideration”):

(a) 35,714,285 shares of common stock, $0.0001 par value per share (the “Common Stock”) of Parent (the “WEYL Stock Consideration”), of which 7,142,857 will be delivered to the Escrow Agent and be subject to Holdback Milestones (as defined below) (the “WEYL Stock Holdback Amount”); and

(b) the assumption of the Assumed Liabilities.

Section 2.2 Statement of Cash Balance and Closing Date Indebtedness. Not less than two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement (the “Closing Date Cash Balance and Indebtedness Statement”), signed by an officer of the Seller, which sets forth by creditor, the aggregate amount of the Closing Date Indebtedness.

Section 2.3 Delivery of Transaction Consideration.

(a) On the Closing Date:

(i) Parent shall deliver to Sole Stockholder the WEYL Stock Consideration less the WEYL Stock Holdback Amount, evidenced by a stock certificate, free and clear of all restrictive and other legends (except as expressly provided by Section 5.10(b)) evidencing 28,571,428 shares of Common Stock in the name of the Sole Stockholder;

(ii) Parent shall deliver to the Escrow Agent the WEYL Stock Holdback Amount, evidenced by a stock certificate, free and clear of all restrictive and other legends (except as expressly provided by Section 5.10(b)) evidencing 7,142,857 shares of Common Stock in the name of the Sole Stockholder; the WEYL Stock Holdback Amount shall be subject to the Escrow Agreement that will govern the WEYL Stock Holdback, and which will be held as described in Exhibit 2.3(b).

(iii) the Purchaser and the Seller, or the Parent and Sole Stockholder, as applicable, shall deliver the certificates and other agreements, documents and instruments required to be delivered by or on behalf of such Party pursuant to Article III below; and

(iv) the Seller shall deliver an amount equal to the Target Cash Balance by wire transfer of immediately available funds to an account designated by the Purchaser, as set forth in the Closing Date Cash Balance and Indebtedness Statement.

(b) The WEYL Stock Holdback Amount shall be held by the Escrow Agent and shall constitute additional consideration to be earned by Sole Stockholder and/or certain stockholders of the Sole Stockholder, in accordance with the future performance milestones (the “Holdback Milestones”) set forth in Exhibit 2.3(b), subject to Parent’s funding of capital to Purchaser for use in the operation of the Business, in an amount of $3,000,000 (less the WEYL Pre-Closing Advances) as set forth in Exhibit 2.3(b).

Section 2.4 Adjustment of Transaction Consideration. In determining the Transaction Consideration, it may be adjusted up or down, as described herein. If the Seller delivers cash at Closing to Purchaser as provided in the Closing Date Cash Balance and Indebtedness Statement that exceeds the Target Cash Balance, the Transaction Consideration will be increased by the amount of such excess, with such excess amount being transferred to Parent within five (5) days after the final determination. If the Seller delivers cash at Closing to Purchaser as provided in the Closing Date Cash Balance and Indebtedness Statement that is less than the Target Cash Balance, the Transaction Consideration will be decreased by the amount of such shortfall, and such shortfall amount shall be deducted from the WEYL Stock Holdback Amount. If the Seller delivers cash at closing to Purchaser as provided in the Closing Date Cash Balance and Indebtedness Statement that equals the Target Cash Balance, there shall be no adjustment to the Transaction Consideration. For purposes of the adjustments required by this Section 2.4, the additional number of shares of Common Stock to be added to or deducted from the Transaction Consideration, as the case may be, shall be determined based on the VWAP for the Common Stock for the ten (10) trading days immediately preceding the Closing.

Section 2.5 Allocation of Transaction Consideration. Exhibit 2.5 sets forth the allocation of the Transaction Consideration at Closing among the Purchased Assets, which allocation the Parties agree has been made in accordance with Section 1060 of the Code and the accompanying Regulations. The Parties shall make consistent use of such allocation for financial accounting purposes and as a basis for all Tax purposes and in all filings, declarations and reports submitted to the IRS and applicable state and local taxing authorities in respect thereof, including the forms required to be filed under Section 1060 of the Code. The Purchaser shall prepare consistent with such allocation and deliver IRS Form 8594 to the Seller for approval at least three (3) days prior to the Closing Date, and the Seller and the Purchaser shall each timely file such form with the IRS. The Seller and the Purchaser shall prepare and file all Tax Returns consistent with such allocation, and in any Legal Proceeding related to the determination of any Tax, neither the Purchaser nor the Seller shall contend or represent, whether orally or in writing, that the allocation of the Consideration among the Purchased Assets in accordance with Exhibit 2.5 is not a correct allocation.

Section 2.6 Allocation of Certain Items. With respect to certain expenses incurred in the operations of the Seller, the following allocations shall be made between the Seller and the Purchaser:

(a) Taxes. In the case of Taxes based on real property or ad valorem Taxes, the portion of such Taxes allocated to the Seller shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period.

(b) Utilities. In the case of utilities, water and sewer charges, the portion of such utilities, water and sewer charges allocated to the Seller shall be deemed to be the aggregate amount of such utilities, water and sewer charges for the entire period in which they are incurred, multiplied by a fraction the numerator of which is the number of days of such period ending on and including the Closing Date and the denominator of which is the number of days in such entire period

Appropriate cash payments by the Purchaser or the Seller, as the case may require, shall be made hereunder from time to time as soon as reasonably practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 2.6; provided, however, that such payments shall not be required to the extent an accrued expense or prepaid expense is adequately reflected with respect to such item on the Seller Financial Statements, or accrued in the ordinary course of business between the date of the Unaudited Balance Sheet and the Closing.

Article III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND THE SOLE STOCKHOLDER

Except as set forth on the Seller Disclosure Schedule, the Seller and the Sole Stockholder hereby, jointly and severally, represent and warrant to the Purchaser, as of the date hereof and as of the Closing, as follows:

Section 3.1 Organization; Standing and Power; Subsidiaries.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and, except as set forth in Section 3.1(a) of the Seller Disclosure Schedule, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1(a) of the Seller Disclosure Schedule, which jurisdictions constitute as of the date hereof the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as set forth on Section 3.1(b) of the Disclosure Schedule, the Seller has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(c) Section 3.1(c) of the Seller Disclosure Schedule sets forth the Subsidiaries of the Seller. Except as set forth on Section 3.1(c) of the Seller Disclosure Schedule, the Seller has no Subsidiaries, and does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Seller has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither the Seller nor the Sole Stockholder has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Seller.

Section 3.2 Certificate of Incorporation and Bylaws; Records. The Seller has delivered to the Purchaser true, correct and complete copies of (a) the certificate of incorporation and bylaws of the Seller, including all amendments thereto, (b) the stock records of the Seller and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Seller, the board of directors of the Seller and all committees of the board of directors of the Seller (the items described in (a), (b) and (c) above, collectively, the “Seller Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller that are not fully reflected in the Seller Constituent Documents. There has not been any violation of any provision of the Seller Constituent Documents, and the Seller has not taken any action that is inconsistent in any respect with the Seller Constituent Documents. No condition or circumstance exists that likely would (with or without notice or lapse of time or both) constitute or result directly in a violation of the Seller Constituent Documents. The books of account, stock records, minute books and other records of the Seller are true, correct and complete in all material respects, and have been maintained in accordance with all applicable Laws and prudent business practices.

Section 3.3 Authority; Binding Nature of Agreement. The Seller has all requisite right, power and authority to enter into and to perform its obligations under this Agreement and any Seller Related Agreement to which it is a party, and the execution, delivery and performance by the Seller of this Agreement and any Seller Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Seller. The Sole Stockholder has all requisite right, power, authority and capacity to enter into and perform its obligations under this Agreement and any Seller Related Agreement to which it is a party. This Agreement constitutes the legal, valid and binding obligation of the Seller and, subject to obtaining approval of this Agreement by the stockholders of the Sole Stockholder, the Sole Stockholder, enforceable against the Seller and, subject to obtaining approval of this Agreement by the stockholders of the Sole Stockholder, the Sole Stockholder in accordance with its terms. Upon the execution and delivery by or on behalf of the Seller or the Sole Stockholder of each Seller Related Agreement to which it is a party, such Seller Related Agreement will constitute the legal, valid and binding obligation of the Seller or the Sole Stockholder, as applicable, enforceable against the Seller or the Sole Stockholder, as applicable, in accordance with its terms.

Section 3.4 Absence of Restrictions and Conflicts; Required Consents. Neither the execution, delivery or performance by the Seller or the Sole Stockholder of this Agreement or any of the Seller Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Seller Related Agreements, will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a) contravene, conflict with or result in a violation of any provision of any Seller Constituent Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Seller Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Seller or the Sole Stockholder, or any of the assets owned, used or controlled by the Seller, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Seller or that otherwise relates to the business of the Seller or to any of the assets owned, used or controlled by the Seller;

(d) except as set forth on Section 3.4 of the Seller Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Seller Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Seller Contract, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Seller under any such Seller Contract, or charge any fee, penalty or similar payment to the Seller under any such Seller Contract, except to the extent such violation, breach or default would not, individually or in the aggregate, have a Material Adverse Effect, and except with respect to off-the-shelf software, online services and standard online vendor agreements and ordinary course service agreements (such as internet, phone and sanitation services) and which have payment obligations of less than $10,000, individually; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Seller.

Except as set forth on Section 3.4 of the Disclosure Schedule no filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance by the Seller or the Sole Stockholder of this Agreement or any of the Seller Related Agreements, or (ii) the consummation of any of the other transactions contemplated by this Agreement or any of the Seller Related Agreements.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Seller consists of 2,000 shares of common stock, $0.0001 par value per share (“Seller Common Stock”), of which 2,000 shares have been issued and are outstanding. The Seller Common Stock is owned 100% by the Sole Stockholder. All of the outstanding shares of Seller Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Sole Stockholder. All outstanding shares of Seller Common Stock have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in the Seller Constituent Documents and applicable Contracts. All of the outstanding shares of Seller Common Stock are free and clear of all Encumbrances, except restrictions on transfer under applicable securities Laws.

(b) The Seller has no (i) outstanding preemptive right, subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Seller, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Seller, (iii) Contract under which the Seller is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Seller or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Seller (clauses (i) through (iv) above, collectively “Seller Rights”). The Seller has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Seller.

(c) The Seller is not a party to or bound by any, and to the Knowledge of the Seller, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Seller.

Section 3.6 Seller Financial Statements; Undisclosed Liabilities.

(a) Section 3.6(a) of the Seller Disclosure Schedule includes true, correct and complete copies of the following financial statements and notes thereto (collectively, the “Seller Financial Statements”):

(i) The audited balance sheet of the Seller as of December 31, 2018 (including the notes thereto, the “Balance Sheet”), and the related audited statements of income, stockholders’ equity and cash flow for the fiscal year then ended, together with the unqualified reports and opinions of Seller’s audit firm relating thereto;

(ii) the unaudited balance sheet of the Seller as of September 30, 2019 (the “Unaudited Interim Balance Sheet”) and the related unaudited statements of income, stockholders’ equity and cash flow for the nine months then ended; and

(iii) the audited balance sheets of Seller as at December 31 in each of the fiscal years 2017 through 2018, and the related audited statements of income, stockholders’ equity and cash flow for each of the fiscal years then ended, including the notes thereto, together with the unqualified reports and opinions of Seller’s audit firm relating thereto.

(b) Each Seller Financial Statement: (i) is true, accurate and complete in all material respects and has been prepared in conformity with (A) the books and records of the Seller and (B) GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Seller Financial Statement); and (ii) fairly presents, in all material respects, the financial position of the Seller as of such dates and the results of operations, changes in stockholders’ equity and cash flows of the Seller for the periods then ended, except that the unaudited Seller Financial Statements (x) are subject to normal, recurring year-end audit adjustments, none of which will individually or in the aggregate be material, and (y) do not contain all footnotes thereto which may be required in accordance with GAAP.

(c) The books and records of the Seller, all of which have been made available to the Purchaser, (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Seller Financial Statements in accordance with GAAP and (ii) are in all material respects complete and correct.

(d) Except as set forth in Section 3.6(d) of the Seller Disclosure Schedule, there are no liabilities or obligations of the Seller of any kind whatsoever (absolute, accrued, contingent, determined, determinable or otherwise), whether known or unknown, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, except such liabilities or obligations (i) that are fully reflected or provided for in the Balance Sheet or the Unaudited Interim Balance Sheet or the notes thereto, or (ii) that have arisen in the ordinary course of business, consistent with past practice, since the date of the Unaudited Interim Balance Sheet and of a type reflected or provided for in the Unaudited Interim Balance Sheet, which in the aggregate are not in excess of $50,000.

Section 3.7 Absence of Changes. Since the date of the Unaudited Interim Balance Sheet:

(a) no Material Adverse Effect has occurred, and no event, occurrence, development or state of circumstances or facts has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on Seller or the Business;

(b) the Seller has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby; and

(c) the Seller has not agreed to take, or committed to take, any of the actions referred to in clauses “(b)” or “(c)” above.

Section 3.8 Title to and Sufficiency of the Purchased Assets.

(a) The Seller has and shall convey to the Purchaser at the Closing good, valid, transferable and marketable title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. None of the Purchased Assets are subject to any outstanding option, right of first refusal, first-offer or similar preferential right of any other Person to acquire the same.

(b) Excluding the Excluded Assets, and except as set forth in Section 3.8 of the Seller Disclosure Schedule, the Purchased Assets constitute all (i) of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Purchaser to conduct the Seller’s business after the Closing in accordance with the Seller’s past practice and as presently planned to be conducted by Seller, and (ii) of the operating assets of the Seller. Upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, the Purchaser will hold good and marketable title to all of the Purchased Assets, free and clear of any Encumbrances whatsoever except for the Permitted Encumbrances.

Section 3.9 Receivables. Except for those Accounts Receivables set forth in Section 3.9 of the Seller Disclosure Schedule, all accounts receivable of the Seller (a) are valid, existing and collectible in a manner consistent with the Seller’s past practice, without resort to legal proceedings or collection agencies, subject only to the reserve for bad debts set forth in the Balance Sheet or the Unaudited Interim Balance Sheet, or in the case of accounts receivable arising after the date of the Unaudited Interim Balance Sheet, a reserve for bad debts calculated in accordance with GAAP consistently applied, (b) represent monies due for goods actually sold and delivered or services actually rendered in each case in the ordinary course of business and (c) subject only to the reserve for bad debts set forth in the Balance Sheet or the Unaudited Interim Balance Sheet or, in the case of accounts receivable arising after the date of the Unaudited Interim Balance Sheet, a reserve for bad debts calculated in accordance with GAAP consistently applied, and will be collected in full when due and are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Encumbrance. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, there are no disputes regarding the collectibility of any such accounts receivable. Section 3.9 of the Seller Disclosure Schedule contains a complete and accurate list of all accounts receivable as of the date of the Unaudited Interim Balance Sheet, which list sets forth the aging of each such account receivable.

Section 3.10 Real Property.

(a) Seller does not hold any Owned Real Property.

(b) Section 3.10(b) of the Seller Disclosure Schedule includes a true, correct and complete list of Leased Real Property and the leases under which such Leased Real Property is leased, subleased or licensed, including all amendments or modifications to such leases (the “Leases”). The Seller has made available to the Purchaser complete copies of all Leases. Section 3.10(b) of the Seller Disclosure Schedule includes a true, correct and complete list of any lease, sublease, license, assignment or similar arrangement under which it is a lessor, sublessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Leased Real Property. Seller is not in violation of any zoning, building, safety or environmental ordinance, acquisition or requirement or Law applicable to such Leased Real Property. With respect to each Lease, (i) the Lease is legal, valid, binding, enforceable according to its terms and in full force and effect, (ii) the Seller is not, nor, to the Knowledge of the Seller, is any other party to such Lease, in breach or default under such Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default under such Lease, (iii) each Lease will continue to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect immediately following the Closing, except as may result from actions that may be taken following the Closing and (iv) the Seller does not owe any brokerage commissions or finder’s fees with respect to any such Lease which is not paid or accrued in full.

Section 3.11 Personal Property.

(a) All items of tangible personal property and assets included in the Purchased Assets (i) are free of defects and in good operating condition and in a state of good maintenance and repair, subject to ordinary wear and tear and (ii) were acquired and are usable in the regular and ordinary course of business. All of the tangible personal property and assets included in the Purchased Assets are located at the Real Property, except for personal computing devices and other property customarily used by Employees off the premises. Except for Permitted Encumbrances, all items of tangible personal property are free and clear of Encumbrances.

(b) No Person other than the Seller or its Subsidiaries owns any equipment or other tangible personal property or asset that is necessary to the operation of the Seller’s business, except for the leased equipment, property or assets listed on Section 3.11(b) of the Seller Disclosure Schedule.

(c) Section 3.11(c) of the Seller Disclosure Schedule sets forth a true, correct and complete list and general description of each item of tangible personal property included in the Purchased Assets having a book value of more than $50,000.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Seller Disclosure Schedule contains a true, correct and complete list of all Seller Registered Intellectual Property, and Section 3.12(a), Section 3.12(c) and Section 3.13(a)(ii) of the Seller Disclosure Schedule, contains a true, correct and complete list of all material unregistered Seller Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with Seller Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Seller Registered Intellectual Property have been filed with the relevant Governmental Entities for the purpose of maintaining such Seller Registered Intellectual Property. There are no actions that must be taken by the Seller within one hundred twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Seller Registered Intellectual Property. The licensing by the Seller of any Seller Registered Intellectual Property has been subject to commercially reasonable quality control. Each item of material Seller Intellectual Property (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of all Encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business.

(b) The Seller owns, or is licensed or otherwise has the right to use, free and clear of any Encumbrances (other than Permitted Encumbrances), all Intellectual Property used in connection with the operation and conduct of its business. The Seller Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Seller’s business as currently conducted and as it is currently planned or contemplated to be conducted by the Seller prior to the Closing in compliance with all Laws and to perform all Assumed Liabilities.

(c) Section 3.12(c) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the Seller Proprietary Software, which Seller shall own as of the Closing. The Seller has all right, title and interest in and to all intellectual property rights in the Seller Proprietary Software, free and clear of all Encumbrances except Permitted Encumbrances. No portion of the Seller Proprietary Software contains, embodies, uses, copies, comprises or requires the work of any third party, except for (i) work provided by independent contractors which have assigned all right, title and interest in and to the work product to the Seller, and (ii) open source software for which Seller or its Subsidiaries have a valid license.

(d) All Seller Intellectual Property which the Seller purports to own was developed by (i) an Employee working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to the Seller ownership of all Intellectual Property rights in the Seller Intellectual Property. To the extent that any Seller Intellectual Property has been developed or created by a third party for the Seller, the Seller has a written agreement with such third party with respect thereto and the Seller thereby either (1) has obtained ownership of and is the exclusive owner of, or (2) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(e) Except as otherwise set forth in Section 3.12(e) of the Seller Disclosure Schedule, neither the Seller nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party. To the Knowledge of the Seller, no Person has infringed upon or violated, or is infringing upon or violating, any Seller Intellectual Property. To the Knowledge of the Seller, there is no fact, circumstance or information that would (i) render any Seller Intellectual Property invalid or unenforceable, (ii) adversely affect any pending application for any Seller Registered Intellectual Property, or (iii) adversely affect or impede the ability of the Seller to use any Seller Intellectual Property in the conduct of the Seller’s business as it is currently conducted or as it is currently planned or contemplated to be conducted by the Seller prior to the Closing.

(f) The Seller is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Seller of any of the Seller Intellectual Property or (ii) that may affect the validity, use or enforceability of the Seller Intellectual Property or any product or service of the Seller related thereto.

(g) None of the source code of the Seller has been published or disclosed by the Seller, except pursuant to a written non-disclosure agreement that is in the standard form used by the Seller or similar agreement requiring the recipient to keep such source code or trade secrets confidential, or, to the Knowledge of the Seller, by any third party to any other third party except pursuant to licenses or other Contracts requiring such third party to keep such trade secrets confidential. The current standard form of non-disclosure agreement used by the Seller has been provided to the Purchaser prior to the date of this Agreement.

(h) The Seller has taken all reasonable steps to protect (i) the Seller Intellectual Property and (ii) the secrecy, confidentiality, value and its rights in the Seller Confidential Information and any trade secret or confidential information of third parties used by the Seller, and, except under confidentiality obligations, to the Knowledge of Seller, there has not been any disclosure by the Seller of any Seller Confidential Information or any such trade secret or confidential information of third parties. Seller has no Knowledge of any violation or unauthorized disclosure of any Seller Confidential Information, the Purchased Assets or the Assumed Liabilities, or obligations of confidentiality with respect to such.

(i) Section 3.12(i) and Section 3.13(a)(ii) of the Seller Disclosure Schedule lists all Seller Contracts affecting any Seller Intellectual Property, except those related to off-the-shelf software, and click wrap license agreements entered into in the ordinary course of business. The Seller is not in breach of, nor has the Seller failed to perform under, any such Seller Contract and, to the Knowledge of Seller, no other party to any such Seller Contract is in breach thereof or has failed to perform thereunder.

Section 3.13 Contracts.

(a) Section 3.13(a) of the Seller Disclosure Schedule sets forth an accurate, correct and complete list of the following Contracts currently in force to which the Seller, or its Subsidiaries, is a party or under which the Seller or any of its Subsidiaries, has continuing liabilities and/or obligations:

(i) each Contract relating to the employment of, or the performance of services by, any Person, including any Employee, consultant or independent contractor;

(ii) each Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property, excluding license agreements for off-the-shelf software;

(iii) all Contracts that (A) limit, or purport to limit, the ability of the Seller, or any officers, directors, Employees, stockholders or other equity holders, agents or representatives of the Seller (in their capacity as such) to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) contain any so called “most favored nation” provisions or any similar provision requiring the Seller to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties or (C) provide for “exclusivity,” preferred treatment or any similar requirement or under which the Seller is restricted with respect to distribution, licensing, marketing, co-marketing or development;

(iv) each Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each Contract relating to the acquisition, issuance or transfer of any securities;

(vi) bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages or other similar Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Seller;

(vii) each Contract relating to the creation of any Encumbrance with respect to any asset of the Seller;

(viii) each Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(ix) each Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(x) each Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(xi) each Contract constituting or relating to a Government Contract or Government Bid;

(xii) each Contract providing for “earn outs,” “performance guarantees,” payments based on sales, purchases or profits, other than direct payment for goods, or other similar contingent payments, by or to the Seller;

(xiii) Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Seller of an amount in excess of $50,000;

(xiv) Contracts granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Seller;

(xv) Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(xvi) Contracts with Customers or Suppliers;

(xvii) outstanding powers of attorney empowering any Person to act on behalf of the Seller;

(xviii) each Contract not denominated in U.S. dollars;

(xix) each Contract that provides for an express undertaking by Seller to be responsible for consequential damages;

(xx) each Contract that was entered into outside the ordinary course of business or was inconsistent with the Seller’s past practice; and

(xxi) any other Contract not listed elsewhere in this Section 3.13(a), that (A) contemplates or involves (x) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (y) the purchase or sale of any product, or performance of services by or to the Seller having a value in excess of $50,000 in the aggregate, or (B) is material to the Seller, individually or in the aggregate.

(xxii) any other Contract that (a) has a value in excess of $25,000, and (b) that has a term of more than sixty (60) days and that may not be terminated by the Seller (without penalty) within sixty (60) days after the delivery of a termination notice by the Seller.

(b) The Seller has delivered to the Purchaser true, correct and complete copies of all written Seller Contracts. Each Seller Contract is valid and in full force and effect, is enforceable by the Seller in accordance with its terms, and after the Closing will continue to be legal, valid, binding and enforceable on identical terms. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Seller, the Purchaser or any of their respective Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Seller Contract, except to the extent the same would not, individually or in the aggregate, have a Material Adverse Effect, and except with respect to off-the-shelf software and ordinary course service agreements (such as internet, phone and sanitation services.

(c) There is no term, obligation, understanding or agreement that would modify any term of a written Seller Contract or any right or obligation of a party thereunder which is not reflected on the face of such Contract.

(d) The Seller has not violated or breached, or committed any default under, any Seller Contract, and, to the Knowledge of the Seller, except for the failure by certain customers to pay for prior services, which Seller Contracts are listed in Section 3.9 of the Seller Disclosure Schedule, no other Person has violated or breached, or committed any default under, any Seller Contract.

(e) Except for the failure by certain customers to pay for prior services, which Seller Contracts are listed in Section 3.9 of the Seller Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Seller Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (iii) give any Person the right to accelerate the maturity or performance of any Seller Contract or (iv) give any Person the right to cancel, terminate or modify any Seller Contract.

(f) Except as set forth in Section 3.22 of the Seller Disclosure Schedule, the Seller has not received any notice or other communication regarding any actual or possible violation or breach of, or default by Seller, under, any Seller Contract.

(g) The Seller has not waived any of its rights under any Seller Contract.

(h) No Person is renegotiating, or has a right pursuant to the terms of any Seller Contract to renegotiate, any amount paid or payable to the Seller under any Seller Contract or any other material term or provision of any Seller Contract.

(i) Section 3.13(i) of the Seller Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Seller.

Section 3.14 Compliance with Law; Governmental Authorizations.

(a) Except as set forth on Section 3.14(a) of the Seller Disclosure Schedule, the Seller and its business are, and have at all times been, in full compliance with all applicable Laws, except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Section 3.14(a) of the Seller Disclosure Schedule, the Seller has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Law. Except as set forth on Section 3.14(a) of the Seller Disclosure Schedule, no event has occurred, and no condition or circumstance exists, that is reasonably expected to (with or without notice or lapse of time or both) constitute, or result directly or indirectly in, the Seller’s default under, breach or violation of, or failure to comply with, any Law. The Seller has not received any notice from any third party regarding any actual, alleged or potential violation of any Law.

(b) Section 3.14(b) of the Seller Disclosure Schedule identifies each Governmental Authorization held by the Seller, and the Seller has delivered, or caused to be delivered, to the Purchaser true, correct and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Seller are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Seller to conduct its business in the manner in which its business is currently being conducted. The Seller is in compliance with the terms and requirements of the respective Governmental Authorizations held by the Seller, except where such failure would not have a Material Adverse Effect. Except as set forth on Section 3.14(b) of the Seller Disclosure Schedule, the Seller has not received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. Section 3.14(b) of the Seller Disclosure Schedule identifies with an asterisk each Governmental Authorization set forth therein which by its terms cannot be transferred to the Purchaser at Closing.

Section 3.15 Tax Matters.

(a) All federal income Tax Returns and all other Tax Returns required to have been filed by the Seller have been duly and timely filed, and each such Tax Return was true, correct and complete in all material respects and has been prepared in substantial compliance with all applicable Law. Section 3.15(a) of the Seller Disclosure Schedule contains a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which the Seller does or is required to file Tax Returns. The Seller has delivered or made available to the Purchaser copies of all Tax Returns filed since 2016. No claim has ever been made by a Governmental Body in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(b) All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been paid or will be paid prior to the Closing and the Seller is not currently delinquent with respect to the payment of any Tax.

(c) The Unaudited Interim Balance Sheet reflects adequate reserves in accordance with GAAP (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all liabilities for Taxes accrued by the Seller but not yet paid for all Tax periods and portions thereof through the date of the Unaudited Interim Balance Sheet. From and after the date of the Unaudited Interim Balance Sheet, the Seller has not incurred any liability for Taxes other than in the ordinary course of business consistent with past practice.

(d) The Seller has withheld all amounts of Taxes required to be withheld from its employees, agents, contractors, creditors, stockholders and third parties and remitted such amounts to the proper Governmental Body and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security, unemployment, and other similar Taxes, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Law.

(e) There is no audit, claim, action, suit, proceeding or investigation currently pending against the Seller in respect of any Taxes nor, except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, has the Seller been informed in writing of the commencement or anticipated commencement of any such activity. To the Seller’s Knowledge, no such activity is contemplated by any Governmental Body. None of the Tax Returns of the Seller have been subject to a Governmental audit. The Seller has delivered, or made available to the Purchaser, copies of any examination reports, statements or deficiencies, or similar items with respect to such audits. There are no Encumbrances on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax, other than Encumbrances for Taxes not yet due and payable. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

Section 3.16 Seller Benefit Plans.

(a) Section 3.16(a) of the Seller Disclosure Schedule contains a true, correct and complete list of each Seller Benefit Plan and ERISA Affiliate Plan.

(b) With respect to each Seller Benefit Plan, the Seller has heretofore delivered to the Purchaser true, correct and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any reports or summaries required under all applicable Laws, including ERISA or the Code, the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”) with respect to each current Seller Benefit Plan intended to qualify under Code Section 401 or 501, the 3 most recent annual reports (Form 5500) filed with the IRS and financial statements (if applicable), the 3 most recent actuarial reports or valuations (if applicable), and such other documentation with respect to any Seller Benefit Plan or ERISA Affiliate Plan (whether current or not) as is reasonably requested by the Purchaser.

(c) No Seller Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Seller Benefit Plan or ERISA Affiliate Plan is or was a “multiemployer plan” (as defined in Section 3(37) of ERISA), nor has the Seller or any of its ERISA Affiliates ever sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Seller Benefit Plan or ERISA Affiliate Plan.

(d) Each Seller Benefit Plan or ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms and in compliance with all Applicable Benefit Laws. The Seller has performed and complied in all respects with all of its obligations under or with respect to the Seller Benefit Plans, and no act or omission has occurred in connection with or related to any Seller Benefit Plan or ERISA Affiliate Plan that could result in, any liability to the Purchaser, including any liability, tax, penalty or fee under any Applicable Benefit Law. There are no current or, to the Knowledge of the Seller, threatened or reasonably foreseeable Encumbrances attributable to any Seller Benefit Plan or ERISA Affiliate Plan.

(e) Each Seller Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter, and, to the Knowledge of the Seller, nothing has occurred subsequent to the date of such favorable determination letter that could adversely affect the qualified status of any such plan.

(f) All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Seller Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all Seller Benefit Plan liabilities of the Seller for any period ending on or before or including the Closing have either been satisfied in full or have been accrued on the Seller Financial Statements.

(g) The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in (i) any payment of, or increase in, remuneration or benefits, to any Employee, officer, director or consultant of the Seller, (ii) any cancellation of indebtedness owed to the Seller by any Employee, officer, director or consultant of the Seller, (iii) except for the acceleration the vesting of options to purchase common stock in the Sole Stockholder held by certain employees and contractors of Seller, the acceleration of the vesting, funding or time of any payment or benefit to any Employee, officer, director or consultant of the Seller or (iv) any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(h) No fiduciary of any Seller Benefit Plan has any material liability for breach of fiduciary duty or, to the Knowledge of Seller, any other failure to act or comply in connection with the administration of any such Seller Benefit Plan or the investment or management of the assets of any such Seller Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Seller Benefit Plan (other than routine claims for benefits) is pending or threatened. The Seller has no Knowledge of any basis that could be reasonably expected to result in any such action, suit, proceeding, hearing or investigation.

(i) Each Seller Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material liability to the Seller, the ERISA Affiliates, the Purchaser or any of their respective Subsidiaries or Affiliates.

Section 3.17 Employee Matters.

(a) Section 3.17(a) of the Seller Disclosure Schedule contains a true, correct and complete list of all Employees as of the date hereof (whether full-time, part-time or otherwise), and accurately reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment, their positions, their work location and the employee benefits selected. Except as otherwise set forth in Section 3.17(a) of the Seller Disclosure Schedule, all of the Employees are “at will” employees. All Employees of Seller are citizens of the United States, and are employees of Tamble, Inc., a wholly owned subsidiary of the Seller.

(b) There are no Employees who are not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

(c) Section 3.17(c) of the Seller Disclosure Schedule contains a true, correct and complete list of all consultants, independent contractors and agents used by the Seller as of the date hereof, specifying the name of the independent contractor, type of labor, fees paid to such independent contractor from January 1, 2019 through November 30, 2019. To the Knowledge of Seller, each independent contractor listed on Section 3.17(c) of the Seller Disclosure Schedule, has the requisite Governmental Authorization(s) required to provide the services such independent contractor provides the Seller, as applicable.

(d) The Seller is, and has at all times been, in compliance with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including Laws for job applicants and employee background checks, meal and rest period for Employees, accrual and payment of vacation pay and paid time off, classifying Employees as exempt or non-exempt, crediting all non-exempt Employees for all hours worked, deductions from final pay of all terminated Employees and classifying independent contractors, except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Except as set forth in Section 3.17(e) of the Seller Disclosure Schedule, neither the Seller nor the Sole Stockholder have made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Seller with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated hereby or otherwise.

(f) To the Knowledge of the Seller, no officer, director, agent, employee, consultant or independent contractor of the Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or independent contractor to (i) engage in, continue or perform any conduct, activity, duties or practice relating to the business of the Seller or (ii) assign to the Seller or to any other Person any rights to any invention, improvement or discovery. To the Knowledge of Seller, no former or current employee of the Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects or will affect the ability of the Seller or the Purchaser to conduct the business of the Seller as heretofore carried on by the Seller.

Section 3.18 Labor Relations. The Seller is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. None of the Employees are represented by any labor union or organization. The Seller is not and has not been engaged in any unfair labor practice and the Seller is not aware of any pending or, to the Knowledge of the Seller, threatened labor board proceeding of any kind. The Seller is in compliance with all Labor Laws, except where such failure would not have a Material Adverse Effect. The Seller has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims. The Seller has provided the Purchaser with a copy of the policy of the Seller for providing leaves of absence. The Seller has paid or accrued all current assessments under workers’ compensation legislation, and the Seller has not been subject to any special or penalty assessment under such legislation that has not been paid.

Section 3.19 Environmental Matters. The Seller is, and to the Knowledge of the Seller, has been at all times, in compliance with all applicable Environmental Laws, which compliance includes the possession by the Seller of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. All Governmental Authorizations currently held by the Seller pursuant to Environmental Laws are identified in Section 3.19 of the Seller Disclosure Schedule.

Section 3.20 Insurance. Section 3.20 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds for the current policy year relating to the Seller and its Employees, officers and directors, including policy numbers and a description of any self-insurance arrangement by or affecting the Seller. The Seller or Sole Stockholder maintains, and has maintained, without interruption during its existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability with respect to Seller, in amounts that are adequate, in light of prevailing industry practices, for its business and operations. The Seller has not received notice of termination or cancellation of any such policy. The Seller has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years. All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion. There has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Seller has conducted its operations. The Seller has no obligation for retrospective premiums for any period prior to the Closing Date. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, all such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. No insurer has put the Seller on notice that coverage will be denied with respect to any claim submitted to such insurer by the Seller. There are no claims by the Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 3.21 Related Party Transactions. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, no Related Party has, and no Related Party has at any time since January 1, 2017, had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Seller. Except as set forth in in Section 3.21 of the Seller Disclosure Schedule, since April 27, 2017, no Related Party is, or has been, indebted to the Seller. Except as set forth in in Section 3.21 of the Seller Disclosure Schedule, no Related Party has any claim or right against the Seller (other than rights to receive compensation for services performed as an Employee).

Section 3.22 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.22 of the Seller Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Seller, no Person has threatened to commence any Legal Proceeding (i) that involves the Seller or any of the assets owned, used or controlled by the Seller or any Person whose liability the Seller has or may have retained or assumed, either contractually or by operation of law, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement or any of the Seller Related Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which the Seller, or any of the assets owned or used by the Seller, is subject. To the Knowledge of the Seller, no officer or other Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Employee from engaging in or continuing any conduct, activity or practice relating to the business of the Seller.

Section 3.23 Customers and Suppliers. Section 3.23 of the Seller Disclosure Schedule contains a true, correct and complete list of the names of the Customers and Suppliers. Except for Customers or Suppliers with which Seller is no longer actively conducting business, as reflected in Section 3.23 of the Seller Disclosure Schedule, the Seller maintains good commercial relations with each of its Customers and Suppliers and, to the Knowledge of the Seller, no event has occurred that could materially and adversely affect the Seller’s relations with any such Customer or Supplier. No Customer (or former Customer) or Supplier (or former Supplier) during the prior twelve (12) months has canceled, terminated or, to the Knowledge of the Seller, made, outside of the ordinary course of business, any threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with the Seller or to decrease such Customer’s usage of the Seller’s services or products or such Supplier’s supply of services or products to the Seller; provided, however, Section 3.23 of the Seller Disclosure Schedule, designates which Customers are no longer active and from which Seller may not generate any further revenue. The Seller has not received any notice and does not have any Knowledge to the effect that any current customer or supplier may terminate or materially alter its business relations with the Seller, either as a result of the transactions contemplated hereby or otherwise. All Contracts entered into by the Seller with the Customers or the Suppliers were entered into in the ordinary course of business for usual quantities and at normal prices.

Section 3.24 Product and Service Warranties. The Seller does not make any warranty or guaranty as to goods manufactured, sold, leased, licensed or delivered or services provided by the Seller, and there is no pending or, to the Knowledge of the Seller, threatened claim alleging any breach of any such warranty or guaranty. All goods manufactured, sold, leased, licensed or delivered, or services provided by the Seller have been in conformity with all applicable contractual commitments and all express and implied warranties.

Section 3.25 Finder’s Fee. Except for the fees due upon the Closing to Bridgewater Capital Corporation pursuant to the Bridgewater Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller, or officer, member, director or employee of the Seller, or any Affiliate of the Seller.

Section 3.26 Certain Payments. Neither the Seller nor any manager, officer, Employee, agent or other Person associated with or acting for or on behalf of the Seller, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Seller;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes, except where the failure would not, individually or in the aggregate, have a Material Adverse Effect;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

Section 3.27 Syndigo Escrow. Syndigo LLC has not made, nor threatened to make, any indemnification claim against Sole Stockholder or its Affiliates arising under the Syndigo Stock Purchase Agreement.

Section 3.28 Full Disclosure. Neither this Agreement nor the Seller Disclosure Schedule (i) contains any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omits to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

The Purchaser and Parent jointly and severally hereby represent and warrant to the Seller and the Sole Stockholder, as of the date hereof and as of the Closing Date, as set forth below.

Section 4.1 Corporate Existence and Power. The Purchaser and Parent are corporations duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and have all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 4.2 Authorization; Binding Nature of Agreement. Each of the Purchaser and Parent has all necessary right, power and authority to perform its obligations under this Agreement and under each Purchaser Related Agreement and Parent Related Agreement to which it is a party, and the execution, delivery and performance by the Purchaser and Parent of this Agreement, the Purchaser Related Agreements and the Parent Related Agreements, have been duly authorized by all necessary action on the part of the Purchaser and Parent, and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser and the Parent, enforceable against the Purchaser and the Parent in accordance with its terms. Upon the execution and delivery by or on behalf of the Purchaser and the Parent of each Purchaser Related Agreement and Parent Related Agreement, such Purchaser Related Agreement and Parent Related Agreement will constitute the legal, valid and binding obligation of the Purchaser and Parent, enforceable against the Purchaser and Parent in accordance with its terms.

Section 4.3 Absence of Restrictions; Required Consents. Neither (1) the execution, delivery or performance of this Agreement, any of the Purchaser Related Agreements or any of the Parent Related Agreements, nor (2) the consummation of the transactions contemplated by this Agreement, any of the Purchaser Related Agreements or any Parent Related Agreements, will directly or indirectly (with or without notice or lapse of time or both):

(a) contravene, conflict with or result in a violation of any of the provisions of the Purchaser Constituent Documents or Parent Constituent Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement, any of the Purchaser Related Agreements or any of the Parent Related Agreements, or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser or Parent, or any of the assets owned, used or controlled by the Purchaser or Parent, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or Parent, or that otherwise relates to the business of the Seller or to any of the assets owned, used or controlled by the Seller; or

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract of the Purchaser, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract of the Purchaser, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Purchaser under any such Contract of the Purchaser, or charge any fee, penalty or similar payment to the Purchaser under any such Contract of the Purchaser.

Section 4.4 Capitalization. The authorized capital stock of the Parent consists of 250,000,000 shares of Common Stock and no shares of preferred stock, of which 99,737,495 shares of Common Stock are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non assessable. All outstanding shares of Common Stock have been issued in compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in the Parent’s constituting documents, and applicable Contracts. As of this date of this Agreement, an aggregate of 35,714,285 shares of Common Stock have been either reserved for issuance by Parent or are expected to be reserved for issuance within sixty (60) days of the date hereof.

Section 4.5 The Shares. The Shares (as defined below) are duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and the Escrow Agreement (relating to the WEYL Stock Holdback Amount). The offer and issuance of the Shares hereunder pursuant to this Agreement is exempt from the registration requirements of the Securities Act.

Section 4.6 Reports and Parent Financial Statements.

(a) Since January 1, 2017, Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Parent SEC Documents”). As of their respective dates, or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseded filing (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents, at the time they were filed with the SEC, or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseded filing (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseded filing (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), the financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements, or (iii) or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). Parent is not currently contemplating to amend or restate any of the Parent Financial Statements (including without limitation, any notes or any letter of the independent accountants of Parent with respect thereto) included in the Parent SEC Documents, nor is Parent currently aware of facts or circumstances which would require Parent to amend or restate any of the Parent Financial Statements, in each case, in order for any of the Parent Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. Parent has not been informed by its independent accountants that they recommend that Parent amend or restate any of the Parent Financial Statements or that there is any need for Parent to amend or restate any of the Parent Financial Statements.

(b) Parent is in compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(c) Each of Parent and its subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Parent maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

Section 4.7 Absence of Litigation. Except as set forth in the SEC Reports, there is no action, suit, claim, or proceeding, or, to Parent’s knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect.

Section 4.8 Compliance. Neither Parent nor any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Parent or any Subsidiary under), nor has Parent or any it Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or Governmental Body, or (iii) is or has been in violation of any statute, rule or regulation of any Governmental Body.

Section 4.9 Title to Assets. Except as set forth in the SEC Reports, Parent has good and marketable title to all real property owned by it that is material to the business of Parent and good and marketable title in all personal property owned by Parent that is material to the business of Parent, free and clear of all liens, except for liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect. Any real property and facilities held under lease by Parent is held by it under valid, subsisting and enforceable leases of which Parent is in material compliance.

Section 4.10 Private Placement. Neither Parent nor any of its Affiliates nor, any Person acting on Parent’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and issuance by Parent of the Shares as contemplated by this Agreement or (ii) cause the issuance of the Shares pursuant to this Agreement to be integrated with prior offerings by Parent for purposes of any applicable law, regulation or stockholder approval provisions.

Section 4.11 Foreign Corrupt Practices. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, agent, employee or other Person acting on behalf of Parent or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.12 No “Bad Actor” Disqualification. Parent has exercised reasonable care, in accordance with rules and regulations of the SEC and guidance, and has conducted a factual inquiry, the nature and scope of which reflect reasonable care under the relevant facts and circumstances, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (“Disqualification Events”). To Parent’s knowledge, after conducting such sufficiently diligent factual inquiries, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Parent has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including Parent; any predecessor or affiliate of Parent; any director, executive officer, other officer participating in the offering, general partner or managing member of Parent; any beneficial owner of 20% or more of Parent’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with Parent in any capacity at the time of the issuance of the Shares; and any person that has been or will be paid (directly or indirectly) remuneration in connection with the issuance of the Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

Article V
CERTAIN COVENANTS AND AGREEMENTS

Section 5.1 Non-Assignable Contracts. The Seller shall, during the remaining term of each Non-Assignable Contract, use commercially reasonable efforts to (a) obtain the consent of the third parties required thereunder, (b) make the benefit of such Non-Assignable Contract available to the Purchaser so long as the Purchaser fully cooperates with the Seller and promptly reimburses the Seller for all payments made by the Seller (with the prior written approval of the Purchaser) in connection therewith and (c) enforce, at the request of the Purchaser and at the sole expense and for the account of the Purchaser, any right of the Seller arising from such Non-Assignable Contract against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof). The Seller shall not take any action or suffer any omission that could limit, restrict or terminate in any material respect the benefits to the Purchaser of such Non-Assignable Contract unless, in good faith and after consultation with and prior written notice to the Purchaser, the Seller is (a) ordered to do so by a Governmental Body of competent jurisdiction or (b) otherwise required to do so by Law; provided, however, that if any such order is appealable, the Seller shall, at the Purchaser’s sole cost and expense, take such reasonable actions as are requested by the Purchaser to file and pursue such appeal and to obtain a stay of such order. Nothing in this Agreement or the Assumption Agreement shall constitute a sale, assignment, transfer or conveyance to, or assumption by, the Purchaser of the Non-Assignable Contracts. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Seller shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to the Purchaser within five (5) Business Days following receipt of such approval or consent. Following the Closing, Purchaser shall directly pay, or at the option of Seller, reimburse Seller, in advance, for all payments made by Seller or Sole Stockholder in connection with any Non-Assignable Contracts.

Section 5.2 Access and Investigation. During the period from the date hereof to the Closing Date (the “Pre-Closing Period”), the Seller shall (and the Sole Stockholder shall cause the Seller to): (a) provide the Purchaser and the Purchaser’s Representatives with reasonable access to the Seller’s Representatives, personnel, premises, properties and assets and to all existing books, records, Contracts, Governmental Authorizations, Tax Returns, work papers and other documents and information relating to the Seller; (b) provide the Purchaser and the Purchaser’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information and with such additional financial, operating and other data and information regarding the Seller as the Purchaser may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by the Purchaser, with the Purchaser’s investigation of the Seller and its business, properties, assets and financial condition. In addition, the Purchaser shall have the right to have the Real Property and the Seller’s tangible personal property inspected by the Purchaser and the Purchaser’s Representatives, at the Purchaser’s sole cost and expenses, for purposes of determining the physical condition and legal characteristics of the Real Property and the Seller’s tangible personal property. The provisions set forth in this Section 5.2 shall also apply with respect to Seller’s and Sole Stockholder’s investigation into Purchaser and Parent to the extent necessary and subject to Parent’s compliance with applicable securities laws.

Section 5.3 Public Announcements. The Seller and the Sole Stockholder shall not (and the Seller shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without the Purchaser’s prior written consent. In addition, Sole Stockholder shall have the opportunity to review and provide comments on any such press release.

Section 5.4 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable in accordance with the terms hereof and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a) Each party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated hereby (except that the Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect the business of the Seller, the Purchased Assets or the transactions contemplated by this Agreement or the Purchaser Related Agreements). The Seller shall furnish to the Purchaser all information required for any application or other filing to be made by the Seller pursuant to any applicable Law in connection with the transactions contemplated hereby;

(b) Each party shall promptly notify the other party of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated hereby;

(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

(d) The Seller shall give all notices to third parties and use its best efforts (in consultation with the Purchaser) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, or (iii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

(e) The Seller, the Sole Stockholder, Purchaser and the Parent, as applicable, shall use their best efforts to cause the conditions in Article V to be satisfied.

Section 5.5 Transfer Taxes; Expenses. Any transfer Taxes or recording fees payable as a result of the purchase and sale of the Purchased Assets or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Seller. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

Section 5.6 Insurance. If requested by the Purchaser, each of the Seller and the Sole Stockholder shall in good faith cooperate with the Purchaser and take all actions reasonably requested by the Purchaser that are necessary or desirable to permit the Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Seller that are currently in force. All costs relating to the actions described in this Section 5.6 shall be borne solely by the Purchaser.

Section 5.7 Confidentiality; Non-Competition.

(a) Confidential Information.

(i) The Seller and the Sole Stockholder shall hold in confidence at all times following the date hereof all Seller Confidential Information and shall not disclose, publish or make use of Seller Confidential Information at any time following the date hereof without the prior written consent of the Purchaser.

(ii) The Purchaser and the Parent, shall hold in confidence at all times following the date hereof all Sole Stockholder Confidential Information and shall not disclose, publish or make use of Sole Stockholder Confidential Information at any time following the date hereof without the prior written consent of the Sole Stockholder.

(b) Noncompetition.

(i) The Seller hereby acknowledges that (A) the Seller conducts the Business and/or has current plans to expand the Business throughout the Territory and (B) to protect adequately the interest of the Purchaser in the business and goodwill of the Seller, it is essential that any noncompetition covenant with respect thereto cover all of the Business and the entire Territory.

(ii) Neither the Seller nor the Sole Stockholder shall, during the Noncompete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (A) engage in the Business within the Territory, or (B) have an equity or profit interest in, be or remain employed or retained at, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or lend money to any Person that engages in the Business within the Territory.

(c) Nonsolicitation. Neither the Seller nor the Sole Stockholder shall, during the Noncompete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person: (i) (A) recruit or solicit or attempt to recruit or solicit, on any of their behalves or on behalf of any other Person, any Employee, (B) encourage any Person (other than the Purchaser or one of its Affiliates) to recruit or solicit any Employee, or (C) otherwise encourage any Employee to discontinue his or her employment by the Purchaser or one of its Affiliates; (ii) solicit any customer of the Seller who is or has been a customer prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those sold or provided by the Seller; or (iii) persuade or attempt to persuade any customer or supplier of the Purchaser (or any of its Affiliates) to terminate or modify such customer’s or supplier’s relationship with the Purchaser (or any of its Affiliates).

(d) Severability. In the event a judicial or arbitral determination is made that any provision of this Section 5.7 constitutes an unreasonable or otherwise unenforceable restriction against the Seller or the Sole Stockholder, the provisions of this Section 5.7 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Seller or the Sole Stockholder. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 5.7 and to apply the provisions of this Section 5.7 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 5.7 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Seller or the Sole Stockholder. The time period during which the prohibitions set forth in this Section 5.7 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the Seller or the Sole Stockholder violates such prohibitions in any respect.

(e) Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 5.7 shall be inadequate and the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have hereunder.

Section 5.8 Accounts and Notes Receivable. From and after the Closing, if the Seller or the Sole Stockholder receives or collects any Receivables, the Seller or Sole Stockholder, as applicable, shall remit any such amounts to the Purchaser within five (5) days of each day on which the Seller or the Sole Stockholder, as applicable, receives such sum.

Section 5.9 Payment of Liabilities. The Seller shall pay or otherwise satisfy in the ordinary course of business all of its liabilities and obligations. The Purchaser and the Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) in all applicable jurisdictions in connection with the transactions contemplated by this Agreement.

Section 5.10 Transfer Restrictions.

(a) The Sole Stockholder covenants that (i) it currently has no plans or agreements to dissolve the Sole Stockholder or distribute the Shares to the stockholders of Stockholder earlier than one (1) year from the Closing Date (ii) the Shares will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Shares, other than pursuant to an effective registration statement, Parent may require the transferor to provide to Parent an opinion of counsel selected by the transferor to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, Parent hereby consents to and agrees to register on the books of Parent and with its transfer agent, without any such legal opinion, except to the extent that the transfer agent requests such legal opinion, any transfer of Shares by the Sole Stockholder to an Affiliate of the Sole Stockholder, provided that the transferee certifies to Parent that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and provided that such Affiliate does not request any removal of any existing legends on any certificate evidencing the Shares.

(b) The Sole Stockholder agrees to the imprinting, so long as is required by this Section 5.10(b), of the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, HAVE BEEN TAKEN WITHOUT A VIEW TO THE DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL NOT TRANSFER SUCH SHARES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH, THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

(c) Certificates evidencing the Shares shall not be required to contain the legend set forth in Section 5.10(b) above or any other legend (i) while a registration statement covering the resale of such Shares is effective under the Securities Act, (ii) following any sale or distribution of such Shares pursuant to Rule 144 (assuming the transferor is not an affiliate of Parent and taking into account any judicial interpretations and pronouncements and no-action letters issued by the SEC), (iii) if such Shares are eligible to be sold, assigned or transferred (including by way of a distribution of the Shares or a portion thereof by the Sole Stockholder pro rata to the stockholders of the Sole Stockholder) without restriction (including, without limitation, volume limitations) pursuant to Rule 144 (taking into account any judicial interpretations and pronouncements and no-action letters issued by the SEC and any SEC staff position with respect to “affiliate” status) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) (provided that the Sole Stockholder provides Parent with reasonable assurances that such Shares are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of counsel), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that the Sole Stockholder provides Parent with an opinion of counsel to the Sole Stockholder to the effect that such sale, assignment or transfer of the Shares may be made without registration under the applicable requirements of the Securities Act or (v) if such legend is not required under applicable requirements of the Securities Act (including, without limitation, controlling judicial interpretations and pronouncements and no-action letters issued by the SEC). If a legend is not required pursuant to the foregoing, Parent shall, at its own expense, no later than five (5) Business Days following the delivery by the Sole Stockholder to Parent or Parent’s transfer agent (with notice to Parent) of a legended certificate representing such Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from the Sole Stockholder as may be required above in this Section 5.10(c) (including, if applicable an opinion of counsel to the Sole Stockholder), as directed by the Sole Stockholder, either: (A) provided that the Parent’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit the aggregate number of Shares to which the Sole Stockholder shall be entitled to the Sole Stockholder’s balance account with DTC through its Deposit Withdrawal at Custodian system or (B) if Parent’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the Sole Stockholder, a certificate representing such Shares that is free from all restrictive and other legends, registered in the name of the Sole Stockholder or its designee (the date by which such credit is so required to be made to the balance account of the Sole Stockholder or the Sole Stockholder’s nominee with DTC or such certificate is required to be delivered to the Sole Stockholder or the Sole Stockholder’s nominee pursuant to the foregoing is referred to herein as the “Share Delivery Date”).

(d) The Parent shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, in the form to be mutually agreed upon by the Parent and the Sole Stockholder and to be attached as Exhibit 5.10(d) hereto (the “Irrevocable Transfer Agent Letter”). The Parent represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5.10(d) (or instructions that are consistent therewith) will be given by the Parent to its transfer agent in connection with this Agreement. The Parent acknowledges that a breach by it of its obligations under this Section 5.10(d) will cause irreparable harm to the Sole Stockholder. Accordingly, the Parent acknowledges that the remedy at law for a breach of its obligations under this Section 5.10(d) will be inadequate and agrees, in the event of a breach or threatened breach by the Parent of the provisions of this Section 5.10(d), that the Sole Stockholder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Section 5.11 Risk of Loss; Casualty. The risk of loss with respect to the Purchased Assets shall remain with the Seller until the Closing. In the event of any loss, damage, or destruction to the Purchased Assets (including the Real Property or the improvements thereon), resulting in losses of $500,000 or greater, after the date hereof and prior to the Closing, whether by fire, theft, vandalism, terrorism, flood, earthquake, force majeure or other cause or casualty (a “Casualty”), the Seller shall promptly notify the Purchaser of the occurrence thereof. Upon receipt of such notice, the Purchaser shall have the right to terminate this Agreement in accordance with the provisions of Section 10.1(d). In the event of such Casualty, if the Purchaser chooses not to terminate this Agreement, at the Seller’s option, the Seller shall have the right to (a) repair and restore the loss, damage or destruction before or after the Closing, in which event (i) the Seller shall cause the Purchased Assets to be restored to substantially the condition in which they existed immediately prior to the Casualty, (ii) the Seller shall be entitled, but not obligated, to postpone the Closing for up to thirty (30) Business Days upon written notice of such postponement to the Purchaser, which notice shall specify a new date for the Closing, and (iii) if such repair and restoration work is not completed at Closing, the Purchaser shall have the right to withhold that portion of the Transaction Consideration equal to the estimated cost of repair and restoration for such Purchased Assets, which shall be paid to the Seller promptly upon completion of the repair and restoration work, or (b) without repairing the Casualty, and without recourse or warranty, assign to the Purchaser at the Closing all of the Seller’s right, title and interest, if any, in and to all insurance proceeds payable with respect to the Casualty, and pay the Purchaser the amount of the deductible (or the self-insured retainage) under the Seller’s insurance policy covering the Purchased Assets, whereupon the Closing shall take place as if no Casualty had occurred and without any reduction in the Transaction Consideration.

Section 5.12 Operation of the Seller’s Business.

(a) During the Pre-Closing Period, the Seller shall (and the Sole Stockholder shall cause the Seller to): (i) conduct its business and operations (A) in the ordinary course and in accordance with past practice, and (B) in compliance with all applicable Laws and the requirements of all Seller Contracts and Governmental Authorizations held by the Seller and (ii) use best efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and Employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, Employees and other Persons having business relationships with the Seller.

(b) During the Pre-Closing Period, the Seller shall not, and the Sole Stockholder shall cause the Seller to not (without the prior written consent of the Purchaser):

(i) (A) declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, (B) authorize for issuance or issue and deliver any additional shares of its capital stock or Seller Rights, (C) split, combine or reclassify any shares of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other voting interests, (D) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of any Subsidiaries of the Seller or any Seller Rights, or (E) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of the Seller;

(ii) amend or permit the adoption of any amendment to the Seller Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii) except as required by applicable Laws, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the Employees;

(iv) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $25,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Seller, taken as a whole, during the Pre-Closing Period shall not exceed $50,000 in the aggregate;

(vii) except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the Purchased Assets to become bound by, any Seller Contract, or amend or terminate, or waive any right under, any Seller Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease, license or encumber, any Purchased Asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by the Seller in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $10,000 individually, or $20,000 in the aggregate), or waive or relinquish any claim or right;

(ix) repurchase, prepay or incur any indebtedness, outside the ordinary course of business, or guarantee any indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(x) grant, create, incur or suffer to exist any Encumbrance on the Purchased Assets that did not exist on the date hereof or write down the value of any asset or investment (including any Purchased Asset) on the books or records of the Seller, except for depreciation and amortization in the ordinary course of business and consistent with past practice;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person;

(xii) increase in any manner the compensation or benefits of, or pay any bonus to, any Employee, officer, director or independent contractor of the Seller, except (A) for increases in the ordinary course of business consistent with past practice in base compensation for any Employee or independent contractor of the Seller (other than executive officers or directors of the Seller or Sole Stockholder), or (B) as required by Applicable Benefit Laws;

(xiii) except as required to comply with applicable Laws or any Contract or Employee Benefit Plan in effect on the date hereof, (A) pay to any Employee, officer, director or independent contractor of the Seller any benefit not provided for under any Contract or Employee Benefit Plan in effect on the date hereof, (B) grant any awards under any Employee Benefit Plan, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Benefit Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Benefit Plan, (E) adopt, enter into or amend any Employee Benefit Plan other than offer letters entered into with new Employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Laws, for “at will employment” with no severance benefits, or (F) make any material determination under any Employee Benefit Plan that is inconsistent with the ordinary course of business consistent with past practice;

(xiv) hire any new Employee at the level of executive or above or with an annual base salary in excess of $75,000, dismiss any Employee, promote any Employee except in order to fill a position vacated after the date hereof, or engage any independent contractor whose relationship may not be terminated by the Seller on thirty (30) days’ notice or less;

(xv) except as required by GAAP or applicable Laws, change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(xvi) dispose of or permit to lapse any ownership and/or right to the use of, or fail to protect, defend and maintain the ownership, validity and registration of, the Seller Intellectual Property, or (B) dispose of or disclose to any Person, any Confidential Information;

(xvii) change the terms of its accounts or other payables or Receivables or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts or Receivables;

(xviii) fail to maintain all inventory at current levels or fail to maintain the Purchased Assets in good repair, order and condition, reasonable wear and tear excepted;

(xix) take or omit to take any action that could, or is reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Closing Date, (B) result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or (C) breach any provisions of this Agreement; or

(xx) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xix)” of this Section 5.12(b).

Section 5.13 Notification. During the Pre-Closing Period, the Seller shall confer on a regular and frequent basis with one or more designated Representatives of the Purchaser to report material operational matters and the general status of on-going operations of the Seller’s business. The Seller shall promptly notify the Purchaser of any material change in the financial condition, results of operations, properties, business or prospects of the Seller’s business and shall keep the Purchaser fully informed of such events and permit the Purchaser’s Representatives to participate in all discussions related thereto. Parent shall promptly notify the Seller and Sole Stockholder of any material change in the financial condition, results of operations, properties, business or prospects of the Parent’s business and shall keep the Seller and Sole Stockholder fully informed of such events. Without limiting the foregoing, during the Pre-Closing Period:

(a) The Seller shall promptly notify the Purchaser in writing of, the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Seller or the Sole Stockholder in this Agreement. The Parent shall promptly notify the Seller and the Sole Stockholder, in writing of, the discovery by the Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Purchaser or the Parent in this Agreement.

(b) The Seller shall promptly notify the Purchaser in writing of any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Seller or the Sole Stockholder in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof. The Parent shall promptly notify the Seller and Sole Stockholder in writing of any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Purchaser or the Parent in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof.

(c) The Seller shall promptly notify the Purchaser in writing of any breach of any covenant or obligation of the Seller or the Sole Stockholder. The Parent shall promptly notify the Seller and Sole Stockholder in writing of any breach of any covenant or obligation of the Purchaser or the Parent.

(d) The Seller shall promptly notify the Purchaser in writing of any event, condition, fact or circumstance that has made or could reasonably be expected to make the timely satisfaction of any condition set forth in Article VI or Article VII impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect. The Parent shall promptly notify the Seller and Sole Stockholder, in writing of any event, condition, fact or circumstance that has made or could reasonably be expected to make the timely satisfaction of any condition set forth in Article VI or Article VII impossible or unlikely or that has had or could reasonably be expected to have a material adverse effect on the Parent or the Purchaser.

(e) The Seller shall promptly notify the Purchaser in writing of (i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Seller or the transactions contemplated by this Agreement. The Parent shall promptly notify the Seller and Sole Stockholder, in writing of (i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Parent or the Purchaser, or the transactions contemplated by this Agreement.

No notification given to the Purchaser pursuant to this Section 5.13 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Seller, the Sole Stockholder, the Purchaser or the Parent, or any of the rights of the Purchaser, Parent, Sole Stockholder or Seller, contained in this Agreement.

Section 5.14 No Negotiation.

(a) Until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, neither the Seller nor the Sole Stockholder shall, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any proposal relating to an Acquisition Transaction (an “Acquisition Proposal”) or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding the Seller to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to a potential Acquisition Transaction or an Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Seller and the Sole Stockholder acknowledge and agree that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of the Seller, whether or not such Representative is purporting to act on behalf of the Seller, shall be deemed to constitute a breach of this Section 5.14 by the Seller.

(b) The Seller and the Sole Stockholder shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise the Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Seller (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Seller and the Sole Stockholder shall keep the Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) The Seller and the Sole Stockholder shall, and shall cause each of their Representatives to, immediately cease and cause to be terminated any existing discussions with any Person (other than the Purchaser) that relate to any Acquisition Proposal.

Article VI
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Related Agreements are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

Section 6.1 Accuracy of Representations. Each of the representations and warranties of the Seller and the Sole Stockholder contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of the Seller and the Sole Stockholder contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 6.2 Performance of Covenants. Each of the covenants and obligations set forth herein that the Seller and the Sole Stockholder is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 6.3 Seller Compliance Certificate. The Seller shall have delivered, or caused to be delivered, to the Purchaser a certificate executed by the Sole Stockholder and the chief executive officer or chief financial officer of the Seller as to compliance with the conditions set forth in Section 6.1 and Section 6.2 hereof (the “Seller Compliance Certificate”).

Section 6.4 Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Person required in connection with the execution, delivery or performance hereof shall have been obtained or made and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Purchaser, which consents shall include all requisite consents of the Sole Stockholder, its board of directors and its stockholders, except to the extent the failure to obtain such consents, approvals or authorizations, would not be reasonably expected to have a Material Adverse Effect.

Section 6.5 Ancillary Agreements and Deliveries. The Seller shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 8.2, each of which shall be in full force and effect.

Section 6.6 Release of Encumbrances. The Seller shall have delivered, or caused to be delivered, to the Purchaser evidence reasonably satisfactory to the Purchaser that all Encumbrances affecting any Purchased Asset (other than Permitted Encumbrances) have been released, or will be released upon repayment of the Closing Date Indebtedness pursuant hereto, which Purchaser and Parent shall immediately satisfy within three (3) days following the Closing.

Section 6.7 Estoppel and Consent Certificate. The Seller shall have delivered, or caused to be delivered, to the Purchaser an estoppel and consent certificate substantially in the form attached as Exhibit 6.7(A), executed by each landlord of each Leased Real Property listed on Exhibit 6.7(B).

Section 6.8 Assignment of Seller Proprietary Software. Sole Stockholder, Christopher Jahnke, shall have assigned all right, title and interest into the Seller Proprietary Software to Seller, which includes a waiver of the repurchase options, pursuant to a Source Code Assignment Agreement.

Section 6.9 Consent of Stockholders of Sole Stockholder. The Sole Stockholder shall have obtained the requisite consent of its stockholders to the transactions contemplated by this Agreement.

Section 6.10 Assignment of the Syndigo Escrow. The Sole Stockholder shall have assigned Seller all of its right, title and interest in and to the Syndigo Escrow.

Section 6.11 No Material Adverse Effect. There shall not have occurred a Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect.

Section 6.12 Updated Schedules. The Seller and the Sole Stockholder shall have delivered updated versions of the Seller Disclosure Schedules effective as of Closing.

Section 6.13 Due Diligence Review. The Purchaser shall have completed to its satisfaction the due diligence review of the operations, condition (financial and other), prospects, assets and liabilities of the Seller and its business.

Article VII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE SELLER AND THE SOLE STOCKHOLDER

The obligations of the Seller and the Sole Stockholder to consummate the transactions contemplated by this Agreement and the Seller Related Agreements are subject to the satisfaction (or written waiver by the Seller), at or prior to the Closing, of the following conditions:

Section 7.1 Accuracy of Representations. Each of the representations and warranties of the Purchaser and Parent contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 7.2 Performance of Covenants. Each of the covenants and obligations set forth herein that the Purchaser and Parent is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 7.3 Purchaser Compliance Certificate. Each of the Purchaser and Parent shall have delivered, or caused to be delivered, to the Seller a certificate executed by the chief executive officer or chief financial officer of the Purchaser and Parent as to compliance with the conditions set forth in Section 7.1 and Section 7.2 (the “Purchaser Compliance Certificate”).

Section 7.4 Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body required in connection with the execution, delivery or performance hereof shall have been obtained or made on terms and conditions reasonably satisfactory to the Seller.

Section 7.5 Assignment of Lease and Subleases.

(a) Sole Stockholder, Purchaser and At Glenwood, LLC, shall have executed as Assignment and Assumption of the Lease Agreement dated June 1, 2014, entered into between At Glenwood, LLC and Tamble, Inc. (the “Lease”), amended on June 1, 2018 and September 15, 2018, and which was previously assigned to Sole Stockholder, pursuant to which assignment Purchaser shall assume all liabilities and obligations of Sole Stockholder under the Lease.

(b) Sole Stockholder, Purchaser, At Glenwood, LLC and Utepils Investments, LLC, shall have entered into an Assignment of Sublease, pursuant to which assignment Purchaser shall assume all liabilities and obligations of Sole Stockholder, as Sublandlord under the Sublease Agreement dated March 15, 2019, entered into between Sole Stockholder and Utepils.

(c) Sole Stockholder, Purchaser, At Glenwood, LLC and Magis, LLC, shall have entered into an Assignment of Sublease, pursuant to which assignment Purchaser shall assume all liabilities and obligations of Sole Stockholder, as Sublandlord under the Sublease Agreement dated October 29, 2019, entered into between Sole Stockholder and Magis.

Section 7.6 Consent of Stockholders of Sole Stockholder. The Sole Stockholder shall have obtained the requisite consent of its stockholders to the transactions contemplated by this Agreement.

Section 7.7 No Material Adverse Effect. Since the date of this Agreement, there shall have been no Parent Material Adverse Effect, and Seller and Sole Stockholder shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

Section 7.8 Ancillary Agreements and Deliveries. The Purchaser and Parent shall have delivered, or caused to be delivered, to the Seller the items listed in Section 8.3, each of which, in the case of agreements and documents, shall be in full force and effect.

Section 7.9 Assignment of Employment Agreements. Seller shall have assigned, and shall have caused Push Interactive, LLC, to have assigned all Employment Agreements and Employee Offer Letter to Tamble, Inc.

Article VIII
CLOSING

Section 8.1 Closing. Unless otherwise mutually agreed in writing between the Purchaser and the Seller, the Closing shall take place at the offices of Procopio, Cory, Hargreaves & Savitch LLP, January 6, 2020 at 10:00 A.M. (Pacific Time) on the second (2nd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI and Article VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing).

Section 8.2 Seller and Sole Stockholder Closing Deliveries. At the Closing, the Seller and the Sole Stockholder, as applicable, shall deliver, or cause to be delivered, to the Purchaser the following:

(a) executed bills of sale, instruments of assignment, certificates of title documents, deeds and other conveyance documents reasonably requested by and in form and substance reasonably satisfactory to the Purchaser, dated as of the Closing Date, transferring to the Purchaser all of the Seller’s right, title and interest in and to the Purchased Assets, together with possession of the Purchased Assets, including the bill of sale substantially in the form of Exhibit 8.2(a), executed by the Seller;

(b) documents evidencing the assumption of the Assumed Liabilities, including the agreement substantially in the form of Exhibit 8.2(b) (the “Assumption Agreement”), executed by the Seller;

(c) a certificate of non-foreign status that complies with Treasury Regulation Section 1.4445-2(c)(3), executed by the Seller;

(d) a certificate, dated as of the Closing Date, signed by the Secretary of the Seller (i) attaching copies of the certificate of incorporation and bylaws, and any amendments thereto, of the Seller, (ii) certifying that attached thereto are true, correct and complete copies of action by written consent or resolutions duly adopted by the Board of Directors of the Seller and the Sole Stockholder which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) certifying the good standing of the Seller in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and that that there are no proceedings for the dissolution or liquidation of the Seller, and (iv) certifying the incumbency, signature and authority of the officers of the Seller authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Seller;

(e) the employment agreements in the form attached hereto as Exhibit 8.2(e), executed by each of the Key Employees and Tamble, Inc., a wholly owned subsidiary of Seller (the “Employment Agreements”);

(f) the Escrow Agreement attached hereto as Exhibit 8.2(f), executed by the parties thereto;

(g) an audit for the two latest fiscal year periods and reviewed financials for an interim period ending September 30, 2019 prepared by Seller’s independent auditor, satisfactory to Purchaser;

(h) the Irrevocable Transfer Agent Letter to be mutually agreed upon by the Sole Stockholder and the Parent and to be attached as Exhibit 5.10(d);

(i) the Closing Date Cash Balance and Indebtedness Statement in accordance with Section 2.2;

(j) an amount equal to the Target Cash Balance by wire transfer of immediately available funds to an account designated by the Purchaser, as set forth in the Closing Date Cash Balance and Indebtedness Statement; and

(k) all other documents required to be entered into by the Seller and the Sole Stockholder at or prior to the Closing pursuant hereto.

Section 8.3 Purchaser and Parent Closing Deliveries. At the Closing, the Purchaser and Parent, as applicable, shall deliver, or cause to be delivered, to the Seller the following:

(a) the WEYL Stock Consideration pursuant to Section 2.3(a)(i)(2), delivered in accordance with such Section;

(b) the WEYL Stock Holdback Amount pursuant to Section 2.3(a)(i)(3), delivered to the Escrow Agent in accordance with such Section;

(c) the Escrow Agreement, executed by the Purchaser;

(d) the Employment Agreements, executed by the Purchaser;

(e) the Irrevocable Transfer Agent Letter, executed by Parent and its transfer agent, in the form mutually agreed upon by the Parent and the Sole Stockholder;

(f) a management bonus plan (the “Management Bonus Plan”) to be mutually agreed upon by the Parties that includes a pool of 2,500,000 shares of Common Stock;

(g) the Assumption Agreement, executed by the Purchaser; and

(h) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

Article IX
SUBSCRIPTION

Section 9.1 WEYL Stock Representation. In consideration of Parent’s agreement to issue the WEYL Stock Consideration to the Sole Stockholder, the Sole Stockholder hereby represents and warrants to Parent and hereby covenants and agrees as follow:

(a) The Sole Stockholder is acquiring the WEYL Stock Consideration (collectively, the “Shares”) solely for Sole Stockholder’s own account and not as nominee for, representative of, or otherwise on behalf of any other person or entity. The Sole Stockholder is acquiring the Shares for investment purposes only and has no present intention to transfer the Shares to any third party. The Sole Stockholder has not offered any of the Shares for sale or other disposition, and Sole Stockholder shall not make any sale, transfer or other disposition of the Shares in violation of state or federal law.

(b) Sole Stockholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares. Sole Stockholder is aware that Sole Stockholder’s investment in the Shares is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and having made its own evaluation of the risks associated with this investment.

(c) Sole Stockholder acknowledges that Parent has delivered within a reasonable time prior to the execution of this Agreement a copy of the following: (i) Parent’s 2019 proxy statement; (ii) Parent’s Form 10-K for the fiscal year ended December 31, 2018; (iii) Parent’s Form 10-Q for the fiscal quarter ended March 31, 2019; (iv) Parent’s Form 10-Q for the fiscal quarter ended June 30, 2019 (v) Parent’s Form 10-Q for the fiscal quarter ended September 30, 2019; (vi) Parent’s press releases since December 31, 2018; (vii) Parent’s Form 8-K filings since December 31, 2018, as amended; and (vi) a brief description of the securities being offered and use of the proceeds from the Transaction.

(d) The Shares were not offered to Sole Stockholder by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio or (b) any seminar or meeting to which Sole Stockholder was invited by any of the foregoing means of communications.

(e) The Sole Stockholder’s investment in the Shares is reasonable and consistent with the nature and size of its present investments and net worth, Sole Stockholder has no need for liquidity in the investment represented by the Shares, and Sole Stockholder is financially able to bear the economic risk of this investment, including the ability to afford holding the Shares for an indefinite period of time and to afford a complete loss of this investment.

(f) Sole Stockholder is aware that Parent may offer and sell additional shares of Common Stock in the future, thereby diluting Sole Stockholder’s percentage equity ownership of Parent.

(g) Sole Stockholder understands that as a publicly traded company, Parent files with the SEC various reports, including quarterly and annual financial statements, annual reports to shareholders, and proxy statements, and that all of such reports, statements and information are available to the public, including Sole Stockholder, from the SEC and directly from Parent. Sole Stockholder has been given the opportunity to obtain copies of such public information and to ask questions of, and receive answers from, you with respect to Parent and the Shares, concerning the terms and conditions of the issuance of the Shares to Sole Stockholder, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of any information provided to Sole Stockholder in order for Sole Stockholder to evaluate the merits and risks of an investment in the Shares. Sole Stockholder has been furnished with all information concerning the Shares and Parent that Sole Stockholder desires.

(h) In regard to any economic or legal considerations related to the Shares, Sole Stockholder has relied on the advice of, or consulted with, only Sole Stockholder’s own advisors, and Sole Stockholder has not relied upon Purchaser, Parent, or their respective legal counsel or accountants regarding the Shares or the Transaction contemplated herein.

Sole Stockholder understands and acknowledges that the issuance of the Shares to Sole Stockholder was not registered under the Act or under the securities laws of any state in reliance upon an exemption or exemptions contained in the Act (and the regulations promulgated thereunder) and applicable state securities laws. Consequently, Sole Stockholder understands that the Shares cannot be subsequently transferred unless they are registered under the Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Sole Stockholder understands and acknowledges that any certificate evidencing the Shares will bear the legend set forth in Section 5.10 herein, and Sole Stockholder understands that a notation may be made in the stock records of Parent restricting the transfer of any of the Shares in a manner consistent with the foregoing.

(i) Sole Stockholder understands and acknowledges that neither Parent nor the Purchaser are under any obligation to register the Shares for public sale.

Article X
TERMINATION

Section 10.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of the Purchaser and the Seller;

(b) by written notice from the Purchaser to the Seller, if there has been a breach of any representation, warranty, covenant or agreement by the Seller of the Sole Stockholder, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Section 6.1 and Section 6.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Purchaser to the Seller and (ii) the Expiration Date;

(c) by written notice from the Seller to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement by the Purchaser or Parent, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Section 7.1 and Section 7.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Seller to the Purchaser and (ii) the Expiration Date;

(d) by written notice from the Purchaser to the Seller under the circumstances described in Section 5.11;

(e) by written notice from the Purchaser to the Seller if any condition in Article VI has not been satisfied as of thirty (30) days following the date specified for Closing in Section 8.1 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before such date;

(f) by written notice from the Seller to the Purchaser if any condition in Article VII has not been satisfied as of thirty (30) days following the date specified for Closing in Section 8.1 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition on or before such date;

(g) by written notice by the Seller to the Purchaser or the Purchaser to the Seller, as the case may be, in the event the Closing has not occurred on or prior to January 31, 2020 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach by the party to this Agreement seeking such termination.

Section 10.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors or shareholders, except for obligations under Section 5.3 (Public Announcements), Section 5.7(a) (Confidentiality), Section 12.2 (Fees and Expenses), Section 12.3 (Waiver; Amendment), Section 12.6 (Governing Law; Jurisdiction; Venue and Attorney’s Fees), Section 12.10 (Notices), Section 12.12 (Enforcement of this Agreement), Section 12.13 (Severability), and this Section 10.2, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.

Article XI
INDEMNIFICATION

Section 11.1 Indemnification Obligations of the Seller and the Sole Stockholder. From and after the Closing, the Seller and the Sole Stockholder shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against, and compensate, reimburse and pay the Purchaser Indemnified Parties for, any and all Losses arising out of or relating to:

(a) any inaccuracy in or breach of any representation or warranty of the Seller or the Sole Stockholder set forth in this Agreement, the Seller Disclosure Schedule (including any bring-down thereto), the Seller Compliance Certificate or any other Seller Related Agreement;

(b) any breach of any covenant, agreement or undertaking made by the Seller or the Sole Stockholder in this Agreement or in any Seller Related Agreement;

(c) any liability or obligation of the Seller or the Sole Stockholder of any nature whatsoever except the Assumed Liabilities;

(d) events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Seller’s business and the Purchased Assets prior to the Closing, except the Assumed Liabilities;

(e) non-compliance by Seller with any applicable bulk sales Law;

(f) the Closing Date Indebtedness;

(g) any broker’s, finder’s or other fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Seller or any Stockholder (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement, except for 50% of the fees due to Bridgewater Capital Corporation pursuant to the Bridgewater Agreement, which shall be paid by Parent;

(h) any matter set forth on Exhibit 10.1.

The Losses of the Purchaser Indemnified Parties described in this Section 11.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 11.2 Indemnification Obligations of the Purchaser and Parent. From and after the Closing, the Purchaser and Parent shall jointly and severally indemnify and hold harmless the Seller Indemnified Parties from and against, and compensate, reimburse and pay the Seller Indemnified Parties for, any and all Losses arising out of or relating to:

(a) any inaccuracy in or breach of any representation or warranty of the Purchaser or Parent set forth in this Agreement, the Purchaser Compliance Certificate or any other Purchaser Related Agreement or Parent Related Agreement;

(b) any breach of any covenant, agreement or undertaking made by the Purchaser or the Parent in this Agreement or in any Purchaser Related Agreement or Parent Related Agreement;

(c) the Purchaser’s failure to perform, discharge or satisfy the Assumed Liabilities; provided, however, that the Seller Indemnified Parties shall not be indemnified with respect to Losses arising out of any Non-Assignable Contract prior to the actual assignment of any such Non-Assignable Contract to Purchaser, except to the extent the Losses result from the Purchaser’s negligence or willful misconduct;

(d) any breach of any covenant, agreement or undertaking made by the Purchaser or Parent in this Agreement or in any Purchaser Related Agreement or Parent Related Agreement;

(e) any class action lawsuits or lawsuits filed by stockholders of Parent against Sole Stockholder, Seller, their Affiliates or officers, directors, employees or representatives, resulting from the transactions contemplated by this Agreement; and

(f) any broker’s, finder’s or other fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Purchaser or the Parent (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

The Losses of the Seller Indemnified Parties described in this Section 11.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 11.3 Limitations on Indemnification.

(a) No Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 10.1(a), unless (i) such Loss or series of related Losses in the aggregate exceeds $250,000 (such Loss or series of related Losses, a “Qualifying Loss”) and (ii) until and to the extent that the total amount of Qualifying Losses that the Purchaser Indemnified Parties would have recovered but for this Section 11.3, exceed $250,000 (the “Deductible”) on a cumulative basis.

(b) The maximum amount of Losses on a collective basis that may be recovered or asserted in any claim(s) by the Purchaser Indemnified Parties under Section 10.1(a) (other than with respect to fraud, Willful Breach or any inaccuracy or breach of any Fundamental Representation or the representations and warranties set forth in Section 3.15 (Tax Matters)) is an amount equal to 7.5% of the value of the Transaction Consideration.

(c) Notwithstanding any other provision of this Agreement, the maximum amount of Losses on a collective basis that may be recovered or asserted in any claim(s) by the Purchaser Indemnified Parties and for which Seller or Sole Stockholder shall indemnify Purchaser pursuant to this Article XI, shall not exceed 50% of the value of the Transaction Consideration; provided, that the foregoing limitations shall not apply to any indemnification relating to fraud or Willful Breach.

(d) The amount of any Losses for which indemnification is provided for under this Article XI (without giving effect to limitations) shall be calculated (i) net of any Tax Benefit (taking into account any Taxes attributable to the receipt of the related indemnity payment) actually realized as a result of such Losses by the applicable Indemnified Party to the extent such Tax benefit is realized in the year such Losses occurred or the immediately following year, and (ii) insurance proceeds or other amounts actually received by the Indemnified Party with respect to such Losses (and the Purchaser Indemnified Parties shall use commercially reasonable efforts to realize such benefits or proceeds), net of the present value of any increases in premiums, any costs of collection, deductibles or other costs or Taxes resulting therefrom. For purposes of this Section 11.3(d), a “Tax Benefit” shall mean, with respect to any Person, an actual reduction in Taxes payable (determined on a “with and without” basis) attributable to any deduction, expense, loss, credit or refund to such Person as a result of the applicable Damages.

(e) In addition, no Indemnified Party shall be entitled to indemnification hereunder for any exemplary, punitive or special damages (collectively, “Excluded Damages”) suffered by such Indemnified Party except to the extent (i) such Excluded Damages result from fraud or Willful Breach or (ii) such Excluded Damages are recovered by any third party against an Indemnified Party pursuant to a third party claim in respect of which such Purchaser Indemnified Party would otherwise be entitled to indemnification hereunder.

Losses for which any Indemnified Party is entitled to indemnification under this Article XI shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

Section 11.4 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the party obligated to indemnify under this Agreement (the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have the right upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, then any Purchaser Losses or any Seller Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. Notwithstanding the provisions of Section 12.6, the Seller and the Sole Stockholder hereby consent to the non-exclusive jurisdiction of any court in which a Legal Proceeding in respect of a Third-Party Claim is brought against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to such Legal Proceeding or the matters alleged therein, and agree that process may be served on the Seller and the Sole Stockholder with respect to such claim anywhere in the world.

(b) No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 11.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 11.4(c), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 11.5. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article XI, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as reasonably practicable, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

Section 11.5 Survival Period. The representations and warranties made by the parties herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than the later of (i) 18 months following the Closing Date (ii) or the completion of the Holdback Milestones; provided, however, that (a) the Fundamental Representations and Warranties shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, and (b) each of the representations and warranties contained in Section 3.15 (Tax Matters), Section 3.16 (Seller Benefit Plans), Section 3.17 (Employee Matters), Section 3.18 (Labor Relations) and Section 3.19 (Environmental Health and Safety Matters) shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than sixty (60) days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters. The covenants and agreements of the parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.6 Investigations. The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this Article XI shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by a party.

Section 11.7 Set-Off(a) . To the extent any WEYL Stock Holdback Amount remains in the Escrow, the Purchaser shall set-off any amount or right it may be entitled to pursuant to this Agreement first, against the WEYL Stock Holdback Amount, and second, against any other amount, right or obligations owed to the Seller or the Sole Stockholder under this Agreement or any Seller Related Agreement. For purposes of calculating the number of WEYL Stock Holdback Amount to be returned to Parent under this Section 11.7, the value of the Common Stock shall be deemed equal to the greater of (i) $0.70 per share (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), and the VWAP for the thirty day period prior to the final resolution of the applicable indemnification or other claim. Any Losses to which Parent or Purchaser may be entitled to under this Article 11, shall be deducted from, or reserved against, the WEYL Stock Holdback Amount in reverse order of which such WEYL Stock Holdback Amount are to be released to the Sole Stockholder as set forth in Exhibit 2.3(b). For purposes of clarity, any offsets for Losses shall first be deducted or reserved against the third and final installment of the WEYL Stock Holdback Amount, and to the extent there are Losses in excess of the value of the WEYL Stock Holdback Amount to be released in such third installment, such offsets shall then be deducted from or reserved against the second installment to be released by the Sole Stockholder pursuant to Exhibit 2.3(b).

Article XII
MISCELLANEOUS PROVISIONS

Section 12.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 12.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

Section 12.3 Waiver; Amendment. Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

Section 12.4 Entire Agreement. This Agreement and related transaction documents constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

Section 12.5 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 12.6 Governing Law; Jurisdiction; Venue; Attorney’s Fees.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in New York City, New York. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in New York City, New York (and each appellate court located in the State of New York), in connection with any legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 12.10 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in New York City, New York, shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in New York City, New York, any claim by either the Seller or the Purchaser that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court

(v) In any action, litigation or proceeding between the Parties arising out of or related to this Agreement, the prevailing Party shall be awarded, in addition to any damages or other relief, such Party’s costs and expenses, including reasonable attorneys’ fees.

Section 12.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 12.8 Assignment and Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that the Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of the Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

Section 12.9 Parties in Interest. Except for the provisions of Article XI, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

Section 12.10 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

The Seller and the Sole Stockholder:

ConversionPoint Technologies, Inc.
18400 Von Karman Avenue, Suite 1000

Irvine, CA. 92612
Attention: Raghunath N. Kilambi, Director
E-mail address: [*****]

with a mandatory copy to (which copy shall not constitute notice):

Alliance Legal Partners, Inc.
[*****]

[*****]
Attention: Jeffrey Marks

E-mail address: [*****]

The Purchaser and Parent:

Weyland Tech, Inc. and Origin8, Inc.
85 Broad Street, 16-079

New York, NY 10004
Attention: Brent Suen, CEO
E-mail address: [*****]

with a mandatory copy to (which copy shall not constitute notice):

Procopio, Cory, Hargreaves & Savitch LLP
[*****]

[*****]
Attention: Christopher L. Tinen, Esq.
E-mail address: [*****]

Section 12.11 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” means including without limiting the generality of any description preceding such term; and

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d) Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 12.12 Enforcement of Agreement. The parties acknowledge and agree that the Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Seller or the Sole Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.15 Schedules and Exhibits. The Schedules and Exhibits (including the Seller Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

In Witness Whereof, the parties to this Agreement have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

ORIGIN8, INC.

By:	/s/ Brent Y. Suen
Name:	Brent Y. Suen
Title:	President

PARENT:

WEYLAND TECH INC.

By:	/s/ Brent Y. Suen
Name:	Brent Y. Suen
Title:	CEO

SELLER:

PUSH HOLDINGS, INC.

By:	/s/ Haig Newton
Name:	Haig Newton
Title:	President

SOLE STOCKHOLDER:

CONVERSIONPOINT TECHNOLOGIES, INC.

By:	/s/ Haig Newton
Name:	Haig Newton
Title:	CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” means this Asset Purchase Agreement, as amended from time to time.

“Applicable Benefit Laws” means all Laws applicable to any Seller Benefit Plan or ERISA Affiliate Plan.

“Assumed Contracts” means those Seller Contracts which relate to the business of the Seller; provided, however, that the Assumed Contracts shall not include any Contract which is an Excluded Asset.

“Assumed Liabilities” has the meaning set forth in Section 1.3(b).

“Assumption Agreement” has the meaning set forth in Section 8.2(b).

“Balance Sheet” has the meaning set forth in Section 3.6(a).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in New York, New York.

“Closing” means the consummation of the purchase and sale of the Purchased Assets, as set forth in Article VIII of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Indebtedness” means any indebtedness of the Seller with respect to (a) borrowed money, (b) notes payable, (c) capital leases and (d) installment sale Contracts or other Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon or similar penalties and expenses, however, excluding credit card debt, as of the Closing Date. In no event shall the Closing Date Indebtedness include the WEYL Pre-Closing Advances.

“Closing Date Indebtedness Threshold” means $0.

“Closing Date Cash Balance and Indebtedness Statement” has the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.1(a).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Covered Persons” has the meaning set forth in Section 4.12.

“Customer” means a customer of the Seller or any of its Subsidiaries, that paid the Seller or any of its Subsidiaries, more than $25,000 in the aggregate during the nine (9)-month period ended September 30, 2019, or a customer that is expected to pay the Seller or any of its Subsidiaries, more than $25,000 in the aggregate during the twelve (12)-month period ended November 30, 2020.

“Direct Claim” has the meaning set forth in Section 11.4(c).

“Disqualification Events” has the meaning set forth in Section 4.12.

“DTC” has the meaning set forth in Section 5.10(c).

“Employee” means an employee of the Seller or any of its Subsidiaries.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax qualified under the Code), (d) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits and (e) each other employee benefit plan, fund, program, agreement or arrangement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of materials of environmental concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of materials of environmental concern.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with the Seller would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“Escrow Agreement” means the Escrow Agreement entered into between the Seller, the contributing parties, the Purchaser and the Escrow Agent in connection with the transactions contemplated by this Agreement, in substantially final form, is set forth on Exhibit 8.2(f).

“Excluded Assets” has the meaning set forth in Section 1.2.

“FMLA” means the United States Family and Medical Leave Act.

“Fundamental Representations” means the representations and warranties of the Seller, the Sole Stockholder, the Purchaser and the Parent, as applicable, set forth in Section 3.1 (Organization; Standing and Power; Subsidiaries), Section 3.3 (Authority; Binding Nature of Agreement), Section 3.4 (Absence of Restrictions and Conflicts; Required Consents), Section 3.5 (Capitalization), Section 3.25 (Finder’s Fees), Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization; Binding Nature of Agreement), Section 4.3 (Absence of Restrictions; Required Consents), Section 4.4 (Capitalization), and Section 4.5 (WEYL Stock Consideration).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authorization” means any (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (b) right under any Contract with any Governmental Body.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supranational or other government or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Holdback Milestones” shall have the meaning set forth in Section 2.3(b).

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

“Indemnifying Party” has the meaning set forth in Section 11.4(a).

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, all trade secrets (whether technical or non-technical), improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all Software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“IRS” has the meaning set forth in Section 3.16(b).

“Key Employee” shall mean Haig Newton, Chris Jahnke, Bennett Robinson, Rod Granero and Daniel Urbino and Tom Furkawa.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any Key Employee, or officer or director of the Seller, the Sole Stockholder or Parent has Knowledge of such fact or other matter.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Americans with Disabilities Act, the United States Age Discrimination in Employment Act, FMLA, the Occupational Safety and Health Act of 1970, the United States Davis-Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.

“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” means the parcels of real property of which the Seller is the lessee or sublessee (together with all buildings, structures, appurtenances, fixtures and improvements, including construction in progress, thereon).

“Leases” has the meaning set forth in Section 3.10(b).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Losses” means any and all claims, liabilities, obligations, damages, losses, penalties, fines, demands, charges, suits, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a third party claim.

“Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other states of fact, changes, events, effects, occurrences or circumstances) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or other), prospects, assets, liabilities, operations, results of operations or financial performance of the Seller, Purchaser or Parent, as applicable or (b) the ability of the Seller, the Sole Stockholder, Purchaser or Parent, as applicable, to consummate the transactions contemplated by this Agreement or to perform any of its or their obligations under this Agreement.

“Non-Assignable Contracts” means Assumed Contracts that require third-party consents for assignment that have not been obtained by the Seller prior to or as of the Closing.

“Noncompete Period” means the period beginning on the Closing Date and continuing for a period of three (3) years after the Closing Date.

“Notice of Claim” has the meaning set forth in Section 11.4(c).

“Owned Real Property” means the parcels of real property which the Seller owns (together with all buildings, structures, appurtenances, fixtures and improvements, including construction in progress, thereon).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any fact, event, circumstance or effect, that, individually or together with all other such facts, events, circumstances and effects, (i) is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), capitalization, assets, Liabilities, or results of operations of Parent; or (ii) prevents, or would reasonably be expected to prevent, the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

“Parent Constituent Documents” means the certificate of incorporation and the bylaws, including all amendments thereto, of the Parent.

“Parent Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Parent in connection with the transactions contemplated hereby.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Permitted Encumbrance” means (a) Encumbrance for Taxes not yet due and payable (excluding Encumbrances arising under ERISA or Code Sections 412 or 430), (b) Encumbrance of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (c) purchase money security interests obtained in the ordinary course of business on non-material assets, (d) the Top Source Assignment, and (c) in the case of the Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Seller, (ii) have more than an immaterial effect on the value thereof or its use or (iii) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated association, Governmental Body or other organization or entity.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Compliance Certificate” has the meaning set forth in Section 7.3.

“Purchaser Constituent Documents” means the certificate of incorporation and the bylaws, including all amendments thereto, of the Purchaser.

“Purchaser Indemnified Parties” means the Purchaser, the Parent and their Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Losses” has the meaning set forth in Section 11.1.

“Purchaser Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means the Seller’s accounts receivable, notes receivable, negotiable instruments, chattel papers, suppliers’ rebates and other receivables as of the close of business on the Closing.

“Registered Intellectual Property” means all (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, (c) registered copyrights and applications for copyright registration, (d) domain name registrations and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with or by any Governmental Body.

“Related Party” means (a) each individual who is, or who has at any time been, an officer or director of the Seller, (b) each member of the immediate family of each of the individuals referred to in clause (a) above and (c) any trust or other Entity (other than the Seller) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Seller or any of its Affiliates or to which the Seller or any of its Affiliates makes or has made, or has or has had an obligation to make, contributions at any time or with respect to which the Seller or any of its Affiliates has any liability or obligation.

“Seller Common Stock” has the meaning set forth in Section 3.5(a).

“Seller Compliance Certificate” has the meaning set forth in Section 6.3.

“Seller Confidential Information” means any data or information concerning the Seller (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Seller Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Seller or the Sole Stockholder of any covenant or obligation set forth in this Agreement.

“Seller Constituent Documents” has the meaning set forth in Section 3.2.

“Seller Contract” means any Contract, including any amendment, modification or supplement thereto, (a) to which the Seller or any of its Subsidiaries, is a party, (b) by which the Seller ,any of its Subsidiaries or any of their respective assets is or may become bound, (c) under which the Seller or any of its Subsidiaries has, or may become subject to, any obligation or (d) under which the Seller or any of its Subsidiaries, has or may acquire any right or interest.

“Seller Disclosure Schedule” means the disclosure schedule (dated as of the date of this Agreement) delivered to the Purchaser on behalf of the Seller and the Sole Stockholder on the date of this Agreement.

“Seller Financial Statements” has the meaning set forth in Section 3.6(a).

“Seller Indemnified Parties” means the Seller and its Affiliates, the Sole Stockholder and its respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Seller Intellectual Property” means any Intellectual Property that is owned or controlled by, licensed to or used by the Seller or any of its Subsidiaries, or owned or controlled by or for, licensed to, or otherwise held by of for the benefit of Seller or any of its Subsidiaries, in the conduct of their business or relating to the Purchased Assets, including without limitation the Seller Registered Intellectual Property.

“Seller Losses” has the meaning set forth in Section 11.2.

“Seller Proprietary Software” means all Software owned by the Seller.

“Seller Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Seller.

“Seller Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Seller or the Sole Stockholder in connection with the transactions contemplated hereby.

“Seller Rights” shall have the meaning set forth in Section 3.5(b).

“Share Delivery Date” has the meaning set forth in Section 5.10(c).

“Shares” shall have the meaning set forth in Section 9.1.

“Software” means any computer software program, together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Sole Stockholder” shall have the meaning set forth in the Preamble.

“Sole Stockholder Confidential Information” means any data or information concerning the Parent (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. If the transactions contemplated by this Agreement are terminated, “Sole Stockholder Confidential Information” shall be deemed to include each of the items listed in the prior sentence as related to the Seller and its Subsidiaries. Notwithstanding the foregoing, no data or information constitutes “Sole Stockholder Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Purchase or Parent of any covenant or obligation set forth in this Agreement.

“Solicitor” has the meaning set forth in Section 4.12.

“Specifically Excluded Liabilities” shall have the meaning set forth in Section 1.4.

“Subsidiary” Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Supplier” means any supplier of goods or services to which the Seller or any of its Subsidiaries, paid more than $25,000 in the aggregate during the nine (9) month period ended September 30, 2019 or expects to pay more than $25,000 in the aggregate during the twelve (12)-month period ended November 30, 2020.

“Syndigo Escrow” means an indemnification holdback in the amount of $1,025,000, pursuant to the Syndigo Stock Purchase Agreement, to which Parent has the sole right, title and interest.

“Syndigo Stock Purchase Agreement” means that certain Stock Purchase Agreement dated August 8, 2019, between Sole Stockholder, SellPoints, Inc., and Syndigo, LLC.

“Target Cash Balance” means an amount equal to such amount as required to $400,000.

“Tax” means any (a) tax (including income, franchise, business, corporate, capital, excise, gross receipts, ad valorem, property, sales, use, turnover, value added, stamp and transfer taxes), deduction, withholding, levy, charge, assessment, tariff, duty, impost, deficiency or other fee of any kind imposed by any Governmental Body, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1502-6 (or any similar provision of state, local or foreign Law) and (d) any amounts payable under any tax sharing agreement or other contractual arrangement.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Territory” means North America.

“Third-Party Claim” shall have the meaning set forth in Section 11.4(a).

“Top Source Assignment” means the Side Letter Agreement dated November 25, 2019, pursuant to which to the extent Sole Stockholder and/or Seller recover any amounts from the Top Source Lawsuit, Mssrs. Newton and Jahnke, shall be entitled to receive any balance of such amounts remaining after the payment of any award in favor of Top Source, and the reimbursement to Sole Stockholder and Seller of all direct and indirect legal fees, and other costs and expenses incurred by Sole Stockholder, Seller and Tallack in connection with the such lawsuit.

“Transaction Consideration” shall have the meaning set forth in Section 2.1.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“Unaudited Interim Balance Sheet” shall have the meaning set forth in Section 3.6(a).

“VWAP” means the average volume weighted average price of the Common Stock.

“WEYL Pre-Closing Advances” means the $250,000 transferred from Parent to Seller on or about December 9, 2019, and any other funds transferred from Parent to Seller prior to the Closing. For purposes of clarity, the WEYL Pre-Closing Advances shall not be included within the calculation of Closing Date Cash Balance and Indebtedness Statement, however, shall be deducted from the WEYL Post-Closing Advance Commitment.

“WEYL Post-Closing Advance Commitment” means the $3,000,000 required to be funded into the Purchaser following the Closing pursuant to the Exhibit 2.3(b).

“WEYL Stock Consideration” shall have the meaning set forth in Section 2.1(a).

“WEYL Stock Holdback Amount” shall have the meaning set forth in Section 2.1(a).

“Willful Breach” means a party’s knowing and intentional material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

Exhibit 2.3(b)

HOLDBACK MILESTONES

The following sets forth the terms of the release of the Holdback Stock Amount to the Beneficiaries (as defined below), which consists of 7,142,857 shares of Common Stock of Parent (the “Clawback Shares”), and which terms shall be incorporated into the Escrow Agreement to be entered into as a condition to the Closing. All Capitalized Terms used and not otherwise defined herein, shall have the meaning for such terms as set forth in the Asset Purchase Agreement to which this Exhibit is attached. In no event shall the amount of shares issued hereunder exceed the amount of Clawback Shares set forth above.

1.	Definitions

For purposes of this Agreement, the following terms shall have the following definitions:

“Beneficiaries” means the Sole Stockholder or such other parties specified in the Escrow Agreement to which any portion of the Clawback Shares are to be released, but excluding any portion of the Clawback Shares to be released back to Parent.

“Gross Revenues” means the all revenues resulting from the business activities of Purchaser and its Subsidiaries, and shall include all revenues of any other entity to which Purchaser or its Subsidiaries transfers any portion of its business.

“Subsidiaries” means Tamble, Inc., Comiseo, LLC, Push Interactive, LLC, Push Properties LLC, Alipine Computing Systems, LLC and Base Camp Technologies, LLC, and any other subsidiary that may be established by Purchaser, at any time.

“EBITDA” means Gross Revenues, before interest, provision for income taxes, depreciation and amortization. For the purpose of this calculation, expense add backs to calculate EBITDA will also include stock and stock option compensation expenses and other unusual non-recurring expenses deemed by management.

2.	Clawback Milestones and Distributions

A.	Tier One

If Gross Revenues during any month, during the 6 month period commencing on the first day of the month immediately following the Closing (the “Tier One Term”), equals or exceeds $[***] (the “Tier One Benchmark”), 2,380,952 of the Clawback Shares (the “Tier One Clawback Shares”) shall be released to the Beneficiaries.

If Gross Revenues is less than $[***], during each month of the Tier One Term, a percentage of the Tier One Clawback Shares shall be released to the Beneficiaries, equal to the percentage by which the highest monthly Gross Revenues during the Tier One Term, bears to the Tier One Benchmark. Notwithstanding the foregoing, a minimum of 1,190,476 Tier One Clawback Shares to be released to the Beneficiaries.

B.	Tier Two

1.	EBITDA Benchmark

If during the 12 month period commencing on the first day of the month immediately following the Closing (the “Tier Two Term”), EBITDA equals or exceeds [***]% of Gross Revenues (“Tier Two EBITDA Benchmark”), 1,190,476 of the Clawback Shares (the “Tier Two EBITDA Clawback Shares”) shall be released to the Beneficiaries.

If during the Tier Two Term, EBITDA is less than the Tier Two EBITDA Benchmark, a percentage of the Tier Two EBITDA Clawback Shares shall be released to the Beneficiaries, equal to the percentage by which the actual EBITDA during the Tier Two Term bears to the Tier Two EBITDA Benchmark. Notwithstanding the foregoing, a minimum of 595,238 Tier Two Clawback Shares shall be released to the Beneficiary.

2.	Gross Revenue Benchmark

If during the Tier Two Term, Gross Revenue equals or exceeds $[***] (the “Tier Two Revenue Benchmark”), 1,190,476 of the Clawback Shares (the “Tier Two Revenue Clawback Shares”) shall be released to the Beneficiaries.

If during the Tier Two Term, Gross Revenue is less than the Tier Two Revenue Benchmark, a percentage of the Tier Two Revenue Clawback Shares shall be released to the Beneficiaries, equal to the percentage by which the Gross Revenue during the Tier Two Term bears to the Tier Two Revenue Benchmark. Notwithstanding the foregoing, a minimum of 595,238 Tier Two Revenue Clawback Shares shall be released to the Beneficiary.

C.	Tier Three

1.	EBITDA Benchmark

If during the 6 month period commencing immediately at the end of the Tier Two Term (the “Tier Three Term”), EBITDA equals or exceeds [***]% of Gross Revenues (“Tier Three EBITDA Benchmark”), 1,190,476 of the Clawback Shares (the “Tier Three EBITDA Clawback Shares”) shall be released to the Beneficiaries.

If during the Tier Three Term, EBITDA is less than the Tier Three EBITDA Benchmark, a percentage of the Tier Three EBITDA Clawback Shares shall be released to the Beneficiaries, equal to the percentage by which the actual EBITDA during the Tier Three Term bears to the Tier Three EBITDA Benchmark. Notwithstanding the foregoing, a minimum of 595,238 Tier Three Clawback Shares shall be released to the Beneficiary.

2.	Gross Revenue Benchmark

If during the Tier Three Term, Gross Revenue equals or exceeds $[***] (the “Tier Three Revenue Benchmark”), 1,190,476 of the Clawback Shares (the “Tier Three Revenue Clawback Shares”) shall be released to the Beneficiaries.

If during the Tier Three Term, Gross Revenue is less than the Tier Three Revenue Benchmark, a percentage of the Tier Three Revenue Clawback Shares shall be released to the Beneficiaries, equal to the percentage by which the Gross Revenue during the Tier Three Term bears to the Tier Three Revenue Benchmark. Notwithstanding the foregoing, a minimum of 595,238 Tier Three Revenue Clawback Shares shall be released to the Beneficiary.

D.	Examples:

The following examples, illustrate the operation of the formulae set forth above.

1.	If the highest amount of monthly Gross Revenue during the Tier One Term is $[***], [***]% ($[***]/$[***]) of the Tier One Clawback Shares, or 1,642,036 Tier One Clawback Shares shall be distributed to the Beneficiaries.

2.	If actual EBITDA during the Tier Two Term is [***]%,[***]% ([***]/[***]) of the Tier Two EBITDA Clawback Shares, or 858,929 Tier Two Clawback Shares, shall be distributed to the Beneficiaries.

3.	If Gross Revenue during the Tier Three Term is $[***], 1,190,476 of the Tier One Clawback Shares shall be distributed to the Beneficiaries.

E.	Catch Up Clause

Any portion of the Clawback Shares not released to the Beneficiaries during the First Tier Term, the Second Tier Term or the Third Tier Term (the “Catch Up Shares”), shall nevertheless be distributed to the Beneficiaries, if for the twelve month period ending June 30, 2021 (the “Catch Up Term”), (1) EBITDA equals or exceeds [***]%, and (2) Gross Revenues equals or exceeds $[***]. If, and at such time as it is determined that the Catch Up Shares have not been earned pursuant to this Section, the Sole Stockholder and the Parent shall instruct the Escrow Agent to return the Catch Up Shares to the Parent.

F.	Forfeiture

If the Parent does not infuse $[***] in capital into the Purchaser, less the amount of any WEYL Pre-Closing Advances, on or before January 31, 2020, all Clawback Shares shall be immediately released to the Beneficiaries. If the Parent does not infuse an additional $[***] in capital into the Purchaser, on or before March 31, 2020, all Clawback Shares shall be immediately released to the Beneficiaries. If Parent, at any time, prior to June 30, 2021, withdraws any material amount of capital from the Purchaser or any of its Subsidiaries, all Catch Up Shares and any remaining Clawback Shares that have not been distributed to the Beneficiaries, shall immediately be distributed to the Beneficiaries.

G.	Release of Clawback Shares

Parent shall cooperate with the Escrow Agent and Sole Stockholder, to cause the Escrow Agent to issue all Clawback Shares within Forty-Five (45) days after the end of the Tier One Term, the Tier Two Term, the Tier Three Term or the Catch Up Term, as applicable.

H.	Fractional Shares

No fractional Clawback Shares will be issued, and no cash or other consideration will be paid. Instead, the Parent will issue one whole Clawback Share to the Beneficiaries if they otherwise would have received a fractional share as a result of the formulae set forth above.